                                                                   EXHIBIT 10.44

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                       AMENDED AND RESTATED LOAN AGREEMENT

                                  BY AND AMONG

                        SOURCE INTERLINK COMPANIES, INC.

                                       AND

           EACH OF ITS SUBSIDIARIES THAT ARE NAMED HEREIN AS BORROWERS

                                  AS BORROWERS,

          EACH OF ITS SUBSIDIARIES THAT ARE NAMED HEREIN AS GUARANTORS

                                 AS GUARANTORS,

                     THE LENDERS THAT ARE SIGNATORIES HERETO

                                 AS THE LENDERS,

                                       AND

                           WELLS FARGO FOOTHILL, INC.

           AS THE ARRANGER, ADMINISTRATIVE AGENT AND COLLATERAL AGENT

                          DATED AS OF FEBRUARY 28, 2005

================================================================================

                       AMENDED AND RESTATED LOAN AGREEMENT

          THIS AMENDED AND RESTATED LOAN AGREEMENT (this "Agreement"), is entered into as of February 28, 2005, by and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), WELLS FARGO FOOTHILL, INC., a California corporation ("WFF"), as the arranger and administrative agent for the Lenders ("Agent"), WFF, as collateral agent for the Lenders ("Collateral Agent"), and, on the other hand, SOURCE INTERLINK COMPANIES, INC., a Delaware corporation ("Parent"), as successor by merger to Source Interlink Companies, Inc., a Missouri corporation ("Source Missouri"), pursuant to the Reincorporation Merger (as hereinafter defined), each of Parent's Subsidiaries identified on the signature pages hereof as "Borrowers" (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a "Borrower", and individually and collectively, jointly and severally, as the "Borrowers"), and each of Parent's Subsidiaries identified on the signature pages hereof as "Guarantors" (such Subsidiaries are referred to hereinafter each individually as a "Guarantor", and individually and collectively, jointly and severally, as the "Guarantors").

                                  WITNESSETH:

          WHEREAS, Source Missouri and the Subsidiaries of Source Missouri in existence immediately prior to the Alliance Merger (as hereinafter defined), as borrowers or guarantors (the "Existing Loan Parties"), and WFF, as lender and Agent, are parties to the Loan Agreement, dated as of October 30, 2003, as amended through the date hereof (the "Existing Loan Agreement"), pursuant to which WFF extended credit to the Existing Loan Parties consisting of (i) a term loan in the outstanding principal amount of $10,000,000 (the "Existing Term Loan") and (ii) a revolving credit facility in an aggregate principal amount not to exceed $40,000,000 at any time outstanding, which included a sub-facility for the issuance of letters of credit (the "Existing Revolving Credit Facility"; together with the Existing Term Loan, the "Existing Loan Facility");

          WHEREAS, on the date hereof, Source Missouri and Alliance Entertainment Corp., a Delaware corporation ("Alliance"), have consummated the Alliance Merger, pursuant to which Alliance merged with and into Alligator Acquisition LLC, a Delaware limited liability company and a Subsidiary of Source Missouri ("Source Alliance"), with Source Alliance being the surviving entity of such merger;

          WHEREAS, immediately after giving effect to the Alliance Merger, Parent and Source Missouri consummated the Reincorporation Merger, pursuant to which Source Missouri merged with and into Parent, with Parent being the surviving entity of such merger;

          WHEREAS, in connection with the Alliance Merger and the Reincorporation Merger, the Existing Loan Parties, WFF and the Agent have agreed to amend and restate the Existing Loan Agreement to provide for (i) the addition of Source Alliance and its Subsidiaries as Loan Parties, (ii) the conversion of the remaining outstanding principal of the Existing Term Loan and the outstanding advances under the Existing Revolving Credit Facility into an Advance under this Agreement (the "Existing Loan Facility Advance"), (iii) a Revolver Commitment of

$200,000,000, of which up to $25,000,000 may be used for Letters of Credit (the "Facility" as hereinafter further defined), (iv) extension of the maturity of the Facility until October 31, 2010, and (v) certain other modifications as set forth herein; and

          WHEREAS, the proceeds of the Facility will be used (i) to finance transaction expenses incurred in connection with the Alliance Merger, the Reincorporation Merger and this Agreement (including, without limitation, payment for fractional shares and payments to dissenting shareholders), (ii) repay certain existing indebtedness of Alliance and its Subsidiaries, (iii) for the extension of the Existing Loan Facility Advance, (iv) for working capital and general corporate purposes of the Borrowers and (v) to finance Permitted Acquisitions, in each case subject to the terms and conditions set forth herein.

          NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and of the advances, extensions of credit and commitments referred to herein, the parties hereto agree to amend and restate the Existing Loan Agreement as follows:

     1.   DEFINITIONS AND CONSTRUCTION.

          1.1. DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

          "Acceptable Appraiser" means (a) Great American Group, or (b) if (i) Great American Group is unable or unwilling to perform the appraisals of Inventory required under this Agreement, or (ii) Agent otherwise determines in its Permitted Discretion that Great American Group, or the methodology used by Great American Group, is no longer reasonably acceptable, then such other appraiser acceptable to Agent in its Permitted Discretion.

          "Account" means an account (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

          "Account Debtor" means any Person who is obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

          "ACH Transactions" means any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Administrative Borrower or its Subsidiaries.

          "Acquisition" means the acquisition of (i) all or substantially all of the Stock of any Person, or (ii) all or substantially all of the assets of any Person or the assets comprising any material line of business of such Person.

          "Administrative Borrower" has the meaning set forth in Section 17.10.

          "Advances" has the meaning set forth in Section 2.1(a).

          "AEC Associates" means AEC Associates, L.L.C., a Delaware limited liability company.

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          "AEC/B&N Supply Agreement" means that certain Product Fulfillment
Services Agreement by and between AEC One Stop (as assignee of AEC One Stop Group Holding, Inc.) and Barnes and Noble dated March 17, 2004.

          "AEC One Stop" means AEC One Stop Group, Inc., an indirect wholly-owned Subsidiary of (i) prior to the Alliance Merger, Alliance and (ii) after giving effect to the Alliance Merger, Source Alliance.

          "Affiliate" means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and
Section 7.13 hereof: (a) any Person which beneficially owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person. Notwithstanding the foregoing, the following Persons shall not be deemed Affiliates of the Loan Parties: (i) Barnes and Noble, (ii) WFF, Wells Fargo or any of their respective Affiliates (without giving effect to the proviso to the preceding sentence) and (iii) any Person in which Ronald W. Burkle, or his Family Members or Family Trusts, beneficially owns directly or indirectly Stock or other ownership interests so long as such Person enters into transactions with the Loan Parties in the ordinary course of business on an arm's length basis, and provided that Ronald W. Burkle, or his Family Members or Family Trusts, does not beneficially own directly or indirectly 35% or more of the Stock of such Person having ordinary voting power for the election of directors or other members of the governing body of such Person or 35% or more of the partnership or other ownership interests of such Person (other than as a limited partner of such Person).

          "Agent" means WFF, in its capacity as arranger and administrative agent hereunder, and any successor thereto.

          "Agent Advances" has the meaning set forth in Section 2.3(e)(i).

          "Agent-Related Persons" means Agent and Collateral Agent, together with their respective Affiliates, officers, directors, employees, attorneys, and agents.

          "Agent's Account" means the Deposit Account of Agent identified on Schedule A-1.

          "Agreement" has the meaning set forth in the preamble to this Agreement.

          "Alliance" has the meaning set forth in the recitals hereto.

          "Alliance Merger" means the merger of Alliance with and into Source Alliance, with Source Alliance being the surviving entity, and the related transactions contemplated by the

Alliance Merger Agreement. The Alliance Merger provides, among other things, that (i) upon such merger the then existing Stock of Alliance shall cease to exist and the holders of such Stock shall cease to have any rights with respect thereto and (ii) the Stock of Alliance will be automatically converted into newly issued and outstanding Stock of Parent.

          "Alliance Merger Agreement" means the Agreement and Plan of Merger, by and among Source Missouri, Alliance and Source Alliance, dated as of November 18, 2004, as amended on or prior to the Closing Date.

          "Alliance Merger Documents" means the Alliance Merger Agreement and each other document and instrument executed in connection with the Alliance Merger, which shall include all schedules, exhibits and annexes thereto.

          "Appraised Value" means the "Going Out of Business" value of any Inventory, determined by the most recent appraisal performed by an Acceptable Appraiser, which appraisal is in form and substance satisfactory to Agent (it being agreed that the methodology used by Great American Group as of the Closing Date is acceptable).

          "Assignee" has the meaning set forth in Section 14.1(a).

          "Assignment and Acceptance" means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

          "Authorized Person" means any officer or employee of Administrative Borrower.

          "Availability" means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances hereunder (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).

          "B&N Supply Agreements" means the AEC/B&N Supply Agreement and the IPD/B&N Supply Agreement.

          "Bank Product" means any financial accommodation extended to Administrative Borrower or its Subsidiaries by a Bank Product Provider (other than pursuant to this Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions,
(f) cash management, including controlled disbursement, accounts or services, or
(g) transactions under Hedge Agreements.

          "Bank Product Agreements" means those agreements entered into from time to time by Administrative Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

          "Bank Product Obligations" means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Administrative Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Administrative Borrower or its Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Administrative Borrower or its Subsidiaries.

          "Bank Product Provider" means Wells Fargo or any of its Affiliates.

          "Bank Product Reserve" means, as of any date of determination, the amount of reserves that Agent has established (based upon the Bank Product Providers' reasonable determination of the maximum expected credit exposure in respect of then extant Bank Products) in respect of Bank Products then provided or outstanding, provided that such reserves shall be established at the time Wells Fargo or any of its Affiliates provides the applicable Bank Products, and provided further that the amount of the Bank Product Reserve shall not exceed $2,000,000 at any time.

          "Bankruptcy Code" means, as applicable, (i) the United States Bankruptcy Code, (ii) the Bankruptcy and Insolvency Act (Canada) or (iii) the Companies' Creditors Arrangement Act (Canada), or any similar legislation in a relevant jurisdiction, in each case as in effect from time to time.

          "Barnes and Noble" means, collectively, Barnes and Noble, Inc., barnesandnoble.com and each of their respective Affiliates.

          "Base LIBOR Rate" means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of an extant LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Administrative Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

          "Base Rate" means, the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

          "Base Rate Loan" means the portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

          "Base Rate Margin" means the percentage points set forth below corresponding to the Interest Coverage Ratio for the twelve-month period ending as of the last day of the immediately preceding fiscal quarter of Parent and its Subsidiaries, as determined by Agent based upon the financial statements delivered to Agent pursuant to Section 6.3(a) for such fiscal quarter:

Level          Interest Coverage Ratio             Base Rate Margin
-----   -------------------------------------   ----------------------
I       Greater than 4.75 to 1.0                Zero percentage points

II      Less than or equal to 4.75 to 1.0 but   0.25 percentage points
        greater than 3.75 to 1.0

III     Less than or equal to 3.75 to 1.0 but   0.50 percentage points
        greater than 2.00 to 1.0

IV      Less than or equal to 2.00 to 1.0 but   0.75 percentage points
        greater than 1.50 to 1.0

V       Less than or equal to 1.5 to 1.0        1.00 percentage point

provided, that, with respect to each of the fiscal quarters of Parent and its Subsidiaries ending on April 30, 2005, July 31, 2005 and October 31, 2005, the Interest Coverage Ratio shall be based on the immediately preceding three-month period, six-month period and the nine-month period, respectively, ending on such date, provided, further, that, notwithstanding the foregoing, (a) each adjustment to the Base Rate Margin shall be effective from the date of delivery of the Loan Parties' financial statements for the fiscal quarter used to determine the Base Rate Margin until the date of delivery of such financial statements pursuant to Section 6.3(a) hereof for the next succeeding fiscal quarter, (b) if the Loan Parties fail to deliver such financial statements to the Agent for any fiscal quarter in accordance with Section 6.3(a) hereof, then until such financial statements are delivered, the Base Rate Margin shall be set in accordance with Level V above, and (c) on and after the Closing Date and until the financial statements are delivered for the fiscal quarter ending on April 30, 2005, the Base Rate Margin shall be set at Level I above.

          "Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) or a benefit plan under Canadian Employee Benefit Laws for which any Loan Party or any Subsidiary or ERISA Affiliate of any Loan Party has been an "employer" (as defined in Section 3(5) of ERISA) or has held equivalent status under Canadian Employee Benefit Laws within the past six years.

          "Board of Directors" means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

          "Books" means all of Administrative Borrower's and its Subsidiaries' now owned or hereafter acquired books and records (including all of their Records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, all of Administrative Borrower's and its Subsidiaries' Records relating to their business operations or financial condition, and all of their goods or General Intangibles related to such information).

          "Borders" means, collectively, Borders Group, Inc. and each of its Affiliates.

          "Borrower" and "Borrowers" have the respective meanings set forth in the preamble to this Agreement.

          "Borrowing" means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Agent Advance, in each case, to Administrative Borrower.

          "Borrowing Base" means, as of any date of determination, the result of:

          (i)  the sum of:

                    (A) the lesser of:

                         (x) the sum of: (1) 85% of the amount of Eligible
               Accounts (other than Foreign Accounts) of the Fulfillment/ANS Business Segment of the Loan Parties, less the amount, if any, of the Dilution Reserve for the Fulfillment/ANS Business Segment of the Loan Parties, (2) 85% of the amount of Eligible Accounts (other than Foreign Accounts) of the Fulfillment/IPD Business Segment of the Loan Parties, less the amount, if any, of the Dilution Reserve for the Fulfillment/IPD Business Segment of the Loan Parties, and (3) 85% of the amount of Eligible Accounts (other than Foreign Accounts) of the Fulfillment/WMS Business Segment of the Loan Parties, less the amount, if any, of the Dilution Reserve for the Fulfillment/WMS Business Segment of the Loan Parties, and

                         (y) an amount equal to Borrowers' Collections with
               respect to Fulfillment Accounts for the immediately preceding 45 day period, excluding any Collections with respect to any Foreign Accounts or with respect to the Fulfillment/Source Alliance Business Segment, and

                    (B) the lesser of:

                         (x) the sum of: (1) 85% of the amount of Eligible
               Accounts of the In-Store Services/Wire Business Segment of the Loan Parties, less the amount, if any of the Dilution Reserve for the In-Store Services/Wire Business Segment of the Loan Parties,
               (2) 85% of the amount of Eligible Accounts of the In-Store Services/Claiming Business Segment of the Loan Parties, less the amount, if any of the Dilution Reserve for the In-Store Services/Claiming Business Segment of the Loan Parties, and (3) 85% of the amount of Eligible Accounts of the In-Store Services/Other Business Segment of the Loan Parties, less the amount, if any of the Dilution Reserve for the In-Store Services/Other Business Segment of the Loan Parties, and

                         (y) (1) if such date of determination is prior to the
               first anniversary of the Closing Date, an amount equal to 50% of Borrowers' Collections with respect to In-Store Services Accounts for the immediately preceding 90 day period, and (2) if such date of determination is on or after the first anniversary of the Closing Date, an amount equal to 33-1/3% of the Borrowers' Collections with respect to In-Store Services Accounts for the immediately preceding 90 day period, and

                    (C) the lesser of:

                         (x) the sum of: (1) 85% of the amount of Eligible
               Accounts of the Wood Manufacturing/NC Business Segment of the Loan Parties, less the amount, if any, of the Dilution Reserve for the Wood Manufacturing/NC Business Segment of the Loan Parties, and (2) 85% of the amount of Eligible Accounts of the Wood Manufacturing/Quincy Business Segment of the Loan Parties, less the amount, if any, of the Dilution Reserve for the Wood Manufacturing/Quincy Business Segment of the Loan Parties, and

                         (y) an amount equal to Borrowers' Collections with
               respect to Wood Manufacturing Accounts for the immediately preceding 60 day period, and

                    (D) 85% of the amount of the Eligible Accounts generated
               from the Fulfillment/Source Alliance Business Segment of the Loan Parties (excluding Foreign Accounts), less the amount, if any, of the Dilution Reserve for the Fulfillment/Source Alliance Business Segment of the Loan Parties, and

                    (E) the sum of (x) 85% of the amount of the Guaranteed
               Foreign Accounts of the Eligible Loan Parties, and (y) 50% of the amount of the WFF Eligible Foreign Accounts of the Eligible Loan Parties, and

                    (F) the lesser of:

                         (x) 85% of the Appraised Value of the Eligible
               Inventory, and

                         (y) 65% times the aggregate book value, measured at
               cost, of the Eligible Inventory,

     provided that, the aggregate amount of the Borrowing Base that may be supported by (i) In-Store Services Accounts at any time shall not exceed the In-Store Services Subline Amount, (ii) the Guaranteed Foreign Accounts at any time shall not exceed the Foreign EXIM Credit Subline Amount, and
     (iii) the WFF Eligible Foreign Accounts at any time shall not exceed the Foreign WFF Credit Subline Amount,

     minus

          (ii) the sum of (i) the Bank Product Reserve, (ii) the Rent Reserve,
(iii) the Mortgage Reserve and (iv) the aggregate amount of such other reserves, if any, established by Agent under Section 2.1(b).

          "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term "Business Day" also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

          "Business Segment" means any of the Fulfillment Business Segments, the In-Store Services Business Segments or the Wood Manufacturing Business Segments.

          "Canadian Account Debtors" means Account Debtors which either maintain their chief executive offices in Canada or are organized under the laws of Canada.

          "Canadian Documents" means the Canadian Security Agreement, the Canadian Pledge Agreement and the Canadian Guaranty.

          "Canadian Employee Benefits Laws" means the Canadian Pension Plan Act (Canada), the Pension Benefit Act (Ontario), the Pension Benefits Standards Act (British Columbia), the Health Insurance Act (Ontario), the Employment Standard Act (Ontario), the Employment Standards Act (British Columbia) and any federal, provincial or local counterparts or equivalents, in each case, as amended from time to time.

          "Canadian Guaranty" means, collectively, those certain Amended and Restated Guaranties executed and delivered by the Canadian Guarantors in favor of Agent, for the benefit of Lender Group, in form and substance satisfactory to Agent.

          "Canadian Guarantors" means collectively the Subsidiaries of Parent named in Part I of Schedule G-1.

          "Canadian Income Tax Act" means the Income Tax Act (Canada), R.S.C. 1985 C.1 (5th Supp), as amended.

          "Canadian Pledge Agreement" means, collectively, those certain Amended and Restated Pledge Agreements executed and delivered by the Parent and The Source-Canada Corp. in favor of Collateral Agent, for the benefit of Lender Group and the Bank Product Providers, in form and substance satisfactory to Agent.

          "Canadian Security Agreement" means, collectively, those certain Amended and Restated Security Agreements executed and delivered by the Canadian Guarantors in favor of Collateral Agent, for the benefit of Lender Group and the Bank Product Providers, in form and substance satisfactory to Agent.

          "Capital Expenditures" means, with respect to any Person for any period, without duplication, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, and (b) to the extent not covered by clause (a), the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or capitalized assets of, or the Stock of, any other Person.

          "Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

          "Capitalized Lease Obligation" means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

          "Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's, (d) certificates of deposit or bankers' acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand Deposit Accounts maintained with any bank organized under the laws of the United States or any state thereof so long as the amount maintained with any individual bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

          "Cash Management Account" has the meaning set forth in Section 2.7(a).

          "Cash Management Agreements" means those certain cash management agreements, in form and substance satisfactory to Agent, each of which is among Administrative Borrower or one of its Subsidiaries, Agent and/or Collateral Agent, and one of the Cash Management Banks.

          "Cash Management Bank" has the meaning set forth in Section 2.7(a).

          "Change of Control" means that (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c) any Borrower ceases to own, directly or indirectly, and control 100% of the outstanding Stock of each of its Subsidiaries extant as of the Closing Date.

          "Claiming Account Debtor" means an Account Debtor of any Loan Party that is also a creditor of any Loan Party in connection with the Loan Parties' In-Store Services/Claiming Business Segment.

          "Closing Date" means the date of the making of the initial Advance (or other extension of credit) hereunder.

          "Closing Date Business Plan" means the set of Projections of the Loan Parties for the __ year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a month by month basis).

          "Code" means the New York Uniform Commercial Code, as in effect from time to time.

          "Collateral" means all assets and interests in personal property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any of the Loan Documents.

          "Collateral Access Agreement" means a landlord waiver, bailee letter, mortgagee waiver or acknowledgement agreement of any lessor, mortgagee, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party's Books, Equipment or, Inventory, in each case, in form and substance satisfactory to Agent.

          "Collateral Agent" means WFF, in its capacity as collateral agent for Agent, the Lenders and the Bank Product Providers.

          "Collateral Agent's Liens" means the Liens granted by Loan Parties or their Subsidiaries to the Collateral Agent, for the benefit of the Lender Group and the Bank Product Providers, under any of the Loan Documents.

          "Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

          "Commitment" means, with respect to each Lender, its Revolver Commitment and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

          "Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer, chief executive officer, president, vice president of finance, treasurer or assistant treasurer of Parent, in each case, as identified to Agent in a certificate executed by an Authorized Officer of the Parent on the Closing Date and as updated from time to time by written notice to the Agent.

          "Consignment Agreement" means a Consignment Agreement, in form and substance satisfactory to Agent in its Permitted Discretion, made by a consignee of a Loan Parties' Inventory in favor of Collateral Agent.

          "Continuing Director" means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual is appointed or nominated by AEC Associates in accordance with the Stockholder's Agreement, and (c) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

          "Contribution Agreement" means an Amended and Restated Contribution Agreement executed and delivered by each Borrower and Guarantor, the form and substance of which is satisfactory to Agent.

          "Control Agreement" means a control agreement, in form and substance satisfactory to Agent, executed and delivered by any Loan Party, Collateral Agent, and the applicable securities intermediary (with respect to a Securities Account) or a bank (with respect to a Deposit Account).

          "Copyright Security Agreement" means a copyright security agreement executed and delivered by each applicable Loan Party and Collateral Agent, the form and substance of which is satisfactory to Agent.

          "Covered Inventory" has the meaning set forth in the definition of "Eligible Inventory".

          "Daily Balance" means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

          "Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

          "Defaulting Lender" means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

          "Defaulting Lender Rate" means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

          "Deposit Account" or "DDA" means any deposit account (as that term is defined in the Code).

          "Designated Account" means the Deposit Account of Administrative Borrower identified on Schedule D-1.

          "Designated Account Bank" has the meaning ascribed thereto on Schedule D-1.

          "Dilution" means, for each Business Segment, as of any date of determination, a percentage, based upon the experience of the twelve-month period ending as of the last day of the immediately preceding fiscal month, which is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, profit sharing deductions or other dilutive items with respect to Loan Parties' Accounts for such Business Segment during such period, by (b) Loan Parties' billings with respect to Accounts for such Business Segment during such period.

          "Dilution Reserve" means, for each Business Segment as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts of such Business Segment by 1 percentage point for each percentage point by which Dilution for such Business Segment is in excess of 5%.

          "Disbursement Letter" means an instructional letter executed and delivered by Administrative Borrower to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Agent.

          "Dollars" or "$" means United States dollars.

          "EBITDA" means, with respect to any fiscal period, Parent's and its Subsidiaries' consolidated net earnings (or loss), minus (x) extraordinary gains and interest income, plus (y) (i) interest expense, (ii) income taxes, (iii) depreciation, (iv) amortization, (v) plant closure and consolidation costs not to exceed $2,000,000 for any one facility or $8,000,000 in the aggregate during the term of this Agreement, (vi) costs incurred in connection with the Transactions on or prior to February 28, 2006, not to exceed $6,000,000 in the aggregate, (vii) extraordinary losses not to exceed $2,500,000 in the aggregate for all such losses in any Fiscal Year, and (viii) non-cash write-downs of goodwill or other intangible assets (including intellectual property), in each case as determined in accordance with GAAP.

          "Eligible Accounts" means those Accounts created by one of the Eligible Loan Parties in the ordinary course of its business, that arise out of its sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

               (a) (i) Accounts that the Account Debtor has failed to pay within 90 days of original invoice date, provided that (x) up to $5,000,000 of In-Store Services Accounts outstanding at any time shall not be excluded from Eligible Accounts solely by reason of this subclause (i) if such In-Store Services Accounts are not past the invoice date by more than 180 days and (y) Fulfillment Accounts (other than Fulfillment/Source Alliance Accounts) owing to an Eligible Loan Party by Barnes and Noble shall not be excluded from Eligible Accounts solely by reason of this subclause (i) if such Accounts are not past the invoice date by more than 120 days, or (ii) Accounts with selling terms of more than 60 days, provided that (A) Fulfillment/WMS Accounts shall not be excluded from Eligible Accounts solely by reason of this subclause (ii) if such Accounts have selling terms of not more than 90 days, and (B) In-Store Services/Claiming Accounts arising under the retail display payment claiming business of US Marketing Services shall not be excluded from Eligible Accounts solely by reason of this subclause (ii) if such Accounts have selling terms providing for payment not more than 90 days after the end of each calendar quarter,

               (b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above, provided that no Accounts shall be excluded from Eligible Accounts solely by reason of this clause
     (b) until the date which is 10 Business Days after Agent has delivered to Administrative Borrower written notice of the effectiveness of this clause
     (b),

               (c) Accounts with respect to which the Account Debtor is an Affiliate of any Loan Party or an employee or agent of any Loan Party or any Affiliate of any Loan Party,

               (d) Accounts (other than any Fulfillment Accounts) arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional, unless such Accounts arise under a Program Contract which includes the security interest or bill and hold provisions, as applicable, set forth in Exhibit P-1,

               (e) Accounts that are not payable in (i) Dollars, (ii) in the case of Accounts of any Canadian Guarantor, Canadian Dollars, or (iii) in the case of Accounts eligible by reason of subclause (y) or (z) of clause
     (f) below, Australian Dollars or Euros,

               (f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or any state thereof, or the laws of Canada or any province thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof (collectively, "Foreign Accounts"), unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is a Guaranteed Foreign Account or a WFF Eligible Foreign Account,

               (g) Accounts with respect to which the Account Debtor is either
     (i) the United States, Canada or any department, agency, or instrumentality of the United States

     (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC Section 3727 or the Financial Administration Act (Canada)), or (ii) any state of the United States or province of Canada,

               (h) (i) Accounts with respect to which the Account Debtor, other than a Claiming Account Debtor, (A) is a creditor of any Loan Party, (B) has or has asserted a right of setoff, or (C) has disputed its obligation to pay all or any portion of the Account, in each case, to the extent of such claim, right of setoff, or dispute, unless in the case of clause (A) or (B) the Account Debtor has waived any right of set-off in writing, and
     (ii) Accounts with respect to which the Account Debtor is both a Claiming Account Debtor and a creditor of any Loan Party and (A) has or has asserted a right of setoff, or (B) has disputed its obligation to pay all or any portion of the Account, in each case, to the extent of such claim, right of setoff, or dispute, unless in the case of clause (A) the Account Debtor has waived any right of set-off in writing,

               (i) Accounts with respect to an Account Debtor whose total obligations owing to any Business Segment of the Loan Parties exceed (A) if such Account Debtor is Borders, 40% for such Account Debtor in each such Business Segment, and (B) for all other Account Debtors, 10% for each such Account Debtor (such applicable percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts to such Business Segment, to the extent of the obligations owing by such Account Debtor to such Business Segment in excess of such percentages; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentages shall be determined by Agent based on all of the otherwise Eligible Accounts of such Business Segments prior to giving effect to any eliminations based upon the foregoing concentration limit for such Business Segment, and provided further that there shall be no limitation on the obligations owing to Eligible Loan Parties by Barnes and Noble,

               (j) Accounts owing by an Account Debtor whose total obligations owing to the Loan Parties, on a consolidated basis, exceed (A) if such Account Debtor is Borders, 40% for each such Account Debtor, and (B) for all other Account Debtors, 10% for each such Account Debtor (such applicable percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations in excess of such percentage owing by such Account Debtor, as applicable; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit, and provided further that there shall be no limitation on the obligations owing to Eligible Loan Parties by Barnes and Noble,

               (k) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Loan

     Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

               (l) Accounts with respect to which the Account Debtor is located in a state or jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable Eligible Loan Party has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that the applicable Eligible Loan Party may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, and such later qualification cures any access to such courts to enforce payment of such Account,

               (m) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor's financial condition,

               (n) Accounts that are not subject to a valid and perfected first priority Collateral Agent's Lien,

               (o) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or
     (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor, provided that this clause (o) shall not exclude Accounts where only delivery is required to complete performance so long as such Accounts arise under a Program Contract which includes the bill and hold provisions set forth in Exhibit P-1, or

               (p) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Eligible Loan Party of the subject contract for goods or services.

          "Eligible Inventory" means Inventory of the Eligible Loan Parties consisting of CDs, DVDs, VHS cassettes, video games, and other related merchandise reasonably satisfactory to Agent in its Permitted Discretion (and in any event excluding magazines, wood products and wire rack products) (such non-excluded merchandise being referred to herein as the "Covered Inventory") held for sale in the ordinary course of business of such Eligible Loan Parties, that complies with each of the representations and warranties respecting Eligible Inventory made by such Eligible Loan Parties in the Loan Documents, and that is not excluded as ineligible by virtue of the one or more of the criteria set forth below; provided, however, that such criteria may be fixed and revised from time to time by Agent in Agent's Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date. An item of Inventory shall not be included in Eligible Inventory if:

               (a) an Eligible Loan Party does not have good, valid, and marketable title thereto,

               (b) it is not located at one of the locations in the continental United States set forth on Schedule E-1 or in-transit from one such location to another such location, or if held on consignment at a customer location, such customer has not executed a Consignment Agreement or such Inventory is not segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

               (c) it is located on real property leased by a Loan Party or in a contract warehouse, in each case, unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, and either (i) it is subject to a Collateral Access Agreement executed by the lessor, or warehouseman, as the case may be, or (ii) Agent has established a Rent Reserve against the Borrowing Base for such Leased Real Property location or contract warehouse,

               (d) it is located on Mortgaged Real Property owned by a Loan Party, unless (i) the mortgagee has executed a Collateral Access Agreement or (ii) Agent has established a Mortgage Reserve against the Borrowing Base for such Mortgaged Real Property,

               (e) it is not subject to a valid and perfected first priority Collateral Agent's Lien, except that to the extent the Collateral Agent's Lien is subject to a valid and perfected first priority Lien in favor of a Vendor, such Inventory shall not be excluded from Eligible Inventory solely by reason of this clause (e) for a period of 30 days after the Closing Date,

               (f) it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, raw materials, goods returned or rejected by such Loan Parties' customers and no longer held for sale by such Loan Parties, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in such Loan Parties' business, bill and hold goods, defective goods, "seconds," "breached" or Inventory acquired on consignment, or

               (g) Agent has not received a current appraisal of such Inventory from an Acceptable Appraiser pursuant to Section 6.2.

The Administrative Borrower may amend Schedule E-1, provided that (i) such amendment occurs by written notice to Agent not less than 30 days prior to the date on which the Eligible Inventory is moved to such new location, (ii) such new location is within the continental United States or Canada, and (iii) at the time of such written notification, the applicable Eligible Loan Party provides any financing statements necessary to perfect and continue perfected the Collateral Agent's Liens on such assets and, to the extent it is located on real property leased by a Loan Party or Mortgaged Real Property, provides to Agent a Collateral Access Agreement.

          "Eligible Loan Party" mean any Loan Party named in Schedule E-2.

          "Eligible Transferee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Administrative Borrower (which approval of Administrative Borrower shall not be unreasonably, withheld, delayed, or conditioned), and (f) during the continuation of an Event of Default, any other Person approved by Agent.

          "Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations or alleged violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest.

          "Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, permit, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on any Loan Party or any Subsidiary of a Loan Party, relating to the environment, human health, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC Section 1251 et seq.; the Toxic Substances Control Act, 15 USC Section 2601 et seq.; the Clean Air Act, 42 USC Section 7401 et seq.; the Safe Drinking Water Act, 42 USC Section 3803 et seq.; the Oil Pollution Act of 1990, 33 USC Section 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC Section 11001 et seq.; the Hazardous Material Transportation Act, 49 USC Section 1801 et seq.; and the Occupational Safety and Health Act, 29 USC Section 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); the Canadian Environmental Protection Act (Canada); the Fisheries Act (Canada); the Transportation of Dangerous Goods Act (Canada); the Environmental Protection Act (Ontario); the Water Resource Act (Ontario); the Waste Management Act (British Columbia); the Environmental Quality Act (Quebec); and any federal, state, provincial and local or foreign counterparts or equivalents, in each case as amended from time to time.

          "Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

          "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

          "Equipment" means equipment (as that term is defined in the Code), and includes machinery, machine tools, motors, furniture and furnishings (but excluding fixtures), vehicles

(including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

          "ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of a Loan Party or a Subsidiary of a Loan Party under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Loan Party or a Subsidiary of a Loan Party under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which a Loan Party or a Subsidiary of a Loan Party is a member under IRC Section 414(m), or (d) solely for purposes of
Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with a Loan Party or a Subsidiary of a Loan Party and whose employees are aggregated with the employees of a Loan Party or a Subsidiary of a Loan Party under IRC Section 414(o).

          "ERISA Event" means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of a Loan Party, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of a Loan Party, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, (g) providing any security to any Plan under Section 401(a)(29) of the IRC by a Loan Party or its Subsidiaries or any of their ERISA Affiliates or (h) any equivalent event, action, condition, proceeding or otherwise under Canadian Employee Benefit Laws.

          "Event of Default" has the meaning set forth in Section 8.

          "Excess Availability" means, as of any date of determination or period, the amount equal to (x) Availability, plus (y) the amount of unrestricted cash and Cash Equivalents of Borrowers and their Subsidiaries on deposit in a Deposit Account or Securities Account which is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States, minus (z) the aggregate amount, if any, of all trade payables of Borrowers and their Subsidiaries aged in excess of their historical levels with respect thereto and all book overdrafts of Borrowers and their Subsidiaries in excess of their historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion for such date or period.

          "Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

          "EXIM Guaranty" means a guaranty made by the Export-Import Bank of the United States in favor of Agent, for the benefit of Lenders, in form and substance satisfactory to Agent.

          "Existing Loan Agreement" has the meaning set forth in the recitals to this Agreement.

          "Existing Loan Facility" has the meaning set forth in the recitals to this Agreement.

          "Existing Loan Facility Advance" has the meaning set forth in the recitals to this Agreement.

          "Existing Loan Parties" has the meaning set forth in the recitals to this Agreement.

          "Existing Revolving Credit Facility" has the meaning set forth in the recitals to this Agreement.

          "Existing Term Loan" has the meaning set forth in the recitals to this Agreement.

          "Extraordinary Receipts" means any Collections received by the Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(c)(ii) hereof), including (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance (including proceeds of the key man life insurance policies), but excluding insurance with respect to (A) Inventory or
(B) Real Property, to the extent such Real Property is subject to a first priority Lien in favor of any Person other than the Collateral Agent and such proceeds are required to be paid to such Person, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), but excluding condemnation awards with respect to (A) Inventory or (B) Real Property, to the extent such Real Property is subject to a first priority Lien in favor of any Person other than the Collateral Agent and such proceeds are required to be paid to such Person, (vi) indemnity payments, and (vii) any purchase price adjustment received in connection with any purchase agreement.

          "Facility" means the revolving credit facility made available to the Loan Parties pursuant to this Agreement and the other Loan Documents in an aggregate principal amount not to exceed the Maximum Revolver Amount.

          "Family Member" means, with respect to any individual, any other individual having a relationship by blood (to the second degree of consanguinity), marriage, or adoption to such individual.

          "Family Trusts" means, with respect to any individual, trusts or other estate planning vehicles established for the benefit of such individual or Family Members of such individual and in respect of which such individual serves as trustee or in a similar capacity.

          "Fee Letter" means that certain Amended and Restated Fee Letter, dated as of even date herewith, between Borrowers and Agent, in form and substance satisfactory to Agent.

          "FEIN" means Federal Employer Identification Number.

          "Fiscal Year" means (i) in the case of the Parent and its Subsidiaries other than IPD, Huck NC and Huck Quincy, a fiscal year ending on January 31st of each calendar year, and (ii) in the case of IPD, Huck NC and Huck Quincy, a fiscal year ending on the Friday closest to January 31 of each calendar year.

          "Fixed Charges" means with respect to Parent and its Subsidiaries for any period, the sum, without duplication, of (a) Interest Expense, and (b) principal payments required to be paid during such period in respect of Indebtedness.

          "Fixed Charge Coverage Ratio" means, with respect to Parent and its Subsidiaries for any period, the ratio of (i) EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, and all federal, state, and local income taxes accrued for such period to (ii) Fixed Charges for such period.

          "Florida Headquarters" means the Loan Parties' Bonita Springs, Florida corporate headquarters.

          "Foreign Accounts" has the meaning set forth in clause (f) of the definition of "Eligible Accounts".

          "Foreign EXIM Credit Subline Amount" means an amount equal to $10,000,000.

          "Foreign WFF Credit Subline Amount" means an amount equal to $10,000,000.

          "Fulfillment Accounts" means Accounts arising from goods sold and services rendered by the Fulfillment Business Segments of the Loan Parties.

          "Fulfillment Business Segments" means the Fulfillment/WMS Business Segment, Fulfillment/ANS Business Segment, Fulfillment/IPD Business Segment and Fulfillment/Source Alliance Business Segment.

          "Fulfillment/ANS Business Segment" means the business and operations of the Loan Parties related to the distribution of magazines, confections and general merchandise to the retail and wholesale market conducted under the trade name "Austin News Service" on the Closing Date by the Subsidiaries of Parent named in Part I-A of Schedule S-1.

          Fulfillment/IPD Business Segment" means the business and operations of the Loan Parties related to the distribution of magazines, confections and general merchandise to the retail and wholesale market conducted on the Closing Date by the Subsidiaries of Parent named in Part I-C of Schedule S-1.

          "Fulfillment/Source Alliance Accounts" means Accounts arising from goods sold and services rendered by the Fulfillment/Source Alliance Business Segment of the Loan Parties.

          "Fulfillment/Source Alliance Business Segment" means the business and operations of the Loan Parties related to the distribution of CDs, DVDs, VHS cassettes and general merchandise to the retail and wholesale market conducted on the Closing Date by the Subsidiaries of Parent named in Part I-B of Schedule S-1.

          Fulfillment/WMS Accounts" means Accounts arising from goods sold or services rendered by the Fulfillment/WMS Business Segment of the Loan Parties.

          "Fulfillment/WMS Business Segment" means the business and operations of the Loan Parties related to the export of United States magazine titles for distribution outside of the United States including that conducted on the Closing Date by Source Interlink International, Inc., or under the trade name "Worldwide Media Service" by the Subsidiaries of Parent named in Part I-D of Schedule S-1.

          "Funding Date" means the date on which a Borrowing occurs.

          "Funding Losses" has the meaning set forth in Section 2.13(b)(ii).

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

          "GECC Loans" means the revolving loans made by the GECC Lenders to AEC One Stop pursuant to the GECC Loan Agreement.

          "GECC Agent" means General Electric Capital Corporation, in its capacity as agent for the GECC Lenders, and any successor in such capacity.

          "GECC L/C Liabilities" means liabilities of AEC One Stop in respect of letters of credit issued under the GECC Loan Agreement and outstanding on the Closing Date in an aggregate face amount of $3,099,000.

          "GECC Lender Group" means the GECC Lenders and the GECC Agent.

          "GECC Lenders" means the lenders from time to time party to the GECC Loan Agreement.

          "GECC Loan Agreement" means the Second Amended and Restated Credit Agreement dated as of January 28, 2003 (as amended, restated or otherwise modified from time to time prior to the Closing Date), among AEC One Stop, as borrower, the other credit parties signatory thereto, as credit parties, the GECC Lenders and the GECC Agent.

          "GECC Loan Documents" means the "Loan Documents", as such term is defined in the GECC Loan Agreement.

          "General Intangibles" means general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any and all supporting obligations in respect thereof, and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.

          "Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

          "Governmental Authority" means any federal (including the federal government of Canada), state, provincial, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

          "Guaranteed Foreign Accounts" means Foreign Accounts described in clause (i) or (ii) of the definition thereof that are otherwise Eligible Accounts and are supported by an EXIM Guaranty, guaranteeing payment of at least 90% of the Advances made and Letters of Credit issued in respect of such Foreign Accounts.

          "Guarantor" means each Subsidiary of Parent named in Schedule G-1 and each other Person that guarantees, pursuant to Section 6.15 or otherwise, all or any part of the Obligations.

          "Guaranty" means the Guaranty set forth in Section 18, the Canadian Guaranty and any other guaranty executed and delivered by a Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance satisfactory to Agent.

          "Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Law as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million and (e) any other substance, the storage, manufacture, disposal, treatment, generation, use, transportation, remediation, release into or concentration in the environment of which is prohibited, controlled, regulated or licensed by any Governmental Authority under any Environmental Law.

          "Hedge Agreement" means any and all agreements, or documents now existing or hereafter entered into by Administrative Borrower or its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Administrative Borrower's or its Subsidiaries' exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

          "Holdout Lender" has the meaning set forth in Section 15.2.

          "Huck NC" means Huck Store Fixture Company of North Carolina, a North Carolina corporation.

          "Huck Quincy" means Source-Huck Store Fixture Company, a Delaware corporation.

          "ICI" means The Interlink Companies, Inc., a Delaware corporation.

          "Indebtedness" means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

          "Indemnified Liabilities" has the meaning set forth in Section 11.3.

          "Indemnified Person" has the meaning set forth in Section 11.3.

          "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of any applicable Bankruptcy Code or under any other state, provincial or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

          "In-Store Services Accounts" means Accounts arising from goods sold and services rendered by the In-Store Services Business Segments of the Loan Parties.

          "In-Store Services Business Segments" means, collectively, the In-Store Services/Wire Business Segment, the In-Store Services/Claiming Business Segment and the In-Store Services/Other Business Segment.

          "In-Store Services/Claiming Accounts" means Accounts arising from services rendered by the In-Store Services/Claiming Business Segment of the Loan Parties.

          "In-Store Services/Claiming Business Segment" means the business and operations of the Loan Parties related to collecting rebates and other payments on behalf of Loan Parties and retailers and related services conducted on the Closing Date by the Subsidiaries of Parent named in Part II-B of Schedule S-1.

          "In-Store Services/Other Business Segment" means the business and operations of the Loan Parties related to providing retail sales information and other services to retailers conducted on the Closing Date by the Subsidiaries of Parent named in Part II-C of Schedule S-1.

          "In-Store Services Subline Amount" means an amount equal to $25,000,000.

          "In-Store Services/Wire Business Segment" means the business and operations of the Loan Parties related to manufacturing wire racks for retailers and related services conducted on the Closing Date by the Subsidiaries of Parent named in Part II-A of Schedule S-1.

          "Intangible Assets" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

          "Intercompany Subordination Agreement" means the Amended and Restated Intercompany Subordination Agreement executed and delivered by Loan Parties and each of their Subsidiaries and Agent, the form and substance of which is satisfactory to Agent.

          "Interest Coverage Ratio" means, for any period, the ratio of (i) EBITDA of Parent and its Subsidiaries for such period, to (ii) the aggregate amount of Interest Expenses of Parent and its Subsidiaries paid in cash during such period.

          "Interest Expense" means, for any period, the aggregate of the interest expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

          "Interest Period" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last

Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrowers (or Administrative Borrower on behalf thereof) may not elect an Interest Period which will end after the Maturity Date.

          "Inventory" means inventory (as that term is defined in the Code).

          "Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

          "Investment Property" means investment property (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

          "IPD" means International Periodical Distributors, Inc., a Nevada corporation.

          "IPD/B&N Supply Agreement" means that certain Retail Magazine Supply Agreement, between IPD and Barnes and Noble regarding their current and future business relationship.

          "IRC" means the Internal Revenue Code of 1986, as in effect from time to time.

          "Issuing Lender" means WFF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent, agrees, in such Lender's sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

          "L/C" has the meaning set forth in Section 2.12(a).

          "L/C Disbursement" means a payment made by the Issuing Lender pursuant to a Letter of Credit.

          "L/C Undertaking" has the meaning set forth in Section 2.12(a).

          "Leased Real Property" means any leasehold interests in real property now held or hereafter acquired by a Loan Party and the improvements thereto.

          "Lender" and "Lenders" have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.

          "Lender Group" means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

          "Lender Group Expenses" means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) fees or charges paid or incurred by Agent or Collateral Agent in connection with the Lender Group's transactions with the Loan Parties or their Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC and PPSA searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, and appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), (c) costs and expenses incurred by Agent in the disbursement of funds to or for the account of Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group's relationship with any Loan Party or any Subsidiary of a Loan Party, (h) Agent's, Collateral Agent's and each Lender's reasonable costs and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) Agent's and each Lender's reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning any Loan Party or any Subsidiary of a Loan Party or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral. All out-of-pocket expenses of the Lenders, Collateral Agent and/or Agent payable by the Loan Parties shall be set forth in a reasonably detailed invoice. The Borrowers will have access to any Inventory appraisal for which Borrowers have reimbursed the Lenders, the Agent or the Collateral Agent for the costs therefor.

          "Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, officers, directors, employees, attorneys, and agents.

          "Letter of Credit" means an L/C or an L/C Undertaking, as the context requires.

          "Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

          "LIBOR Deadline" has the meaning set forth in Section 2.13(b)(i).

          "LIBOR Notice" means a written notice in the form of Exhibit L-1.

          "LIBOR Option" has the meaning set forth in Section 2.13(a).

          "LIBOR Rate" means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the Base LIBOR Rate for such Interest Period, by
(b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

          "LIBOR Rate Loan" means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

          "LIBOR Rate Margin" means the percentage points set forth below corresponding to the Interest Coverage Ratio for the twelve-month period ending as of the last day of the immediately preceding fiscal quarter of Parent and its Subsidiaries, as determined by Agent based upon the financial statements delivered to Agent pursuant to Section 6.3(a) for such fiscal quarter:

Level          Interest Coverage Ratio             LIBOR Rate Margin
-----   -------------------------------------   ----------------------
I       Greater than 4.75 to 1.0                2.00 percentage points

II      Less than or equal to 4.75 to 1.0 but   2.25 percentage points
        greater than 3.75 to 1.0

III     Less than or equal to 3.75 to 1.0 but   2.50 percentage points
        greater than 2.00 to 1.0

IV      Less than or equal to 2.00 to 1.0 but   2.75 percentage points
        greater than 1.50 to 1.0

V       Less than or equal to 1.5 to 1.0        3.00 percentage point

provided, that, with respect to each of the fiscal quarters of the Parent and its Subsidiaries ending on April 30, 2005, July 31, 2005 and October 31, 2005, the Interest Coverage Ratio shall be based on the immediately preceding three-month period, six-month period and nine-month period, respectively, ending on such date, provided, further, that, notwithstanding the foregoing, (a) each adjustment to the LIBOR Rate Margin shall be effective from the date of delivery of the Loan Parties' financial statements for the fiscal quarter used to determine the LIBOR Rate Margin until the date of delivery of such financial statements pursuant to Section 6.3(a) hereof for the next succeeding fiscal quarter, (b) if the Loan Parties fail to deliver such financial statements to the Agent for any fiscal quarter in accordance with Section 6.3(a) hereof, then until such financial statements are delivered, the LIBOR Rate Margin shall be set in accordance with Level V above, and (c) on and after the Closing Date and until the financial statements are delivered for the fiscal quarter ending on April 30, 2005, the LIBOR Rate Margin shall be set at Level I above.

          "Lien" means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term "Lien" includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

          "Loan Account" has the meaning set forth in Section 2.10.

          "Loan Documents" means this Agreement, the Bank Product Agreements, the Security Agreement, the Cash Management Agreements, the Control Agreements, the Copyright Security Agreement, the Disbursement Letter, the Perfection Certificate, the Fee Letter, each Guaranty, each EXIM Guaranty, the Vendor Intercreditor Agreements, the Collateral Access Agreements, the Consignment Agreements, the Canadian Documents, the Contribution Agreement, the Intercompany Subordination Agreement, the Letters of Credit, the Patent Security Agreement, the Pledge Agreement, the Trademark Security Agreement, any note or notes executed by a Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by a Loan Party and the Lender Group in connection with this Agreement.

          "Loan Party" means any Borrower and any Guarantor.

          "Material Adverse Change" means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of an Eligible Loan Party, or of the Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents or of the Lender Group's ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Collateral Agent's Liens with respect to the Collateral as a result of an action or failure to act on the part of a Loan Party or a Subsidiary of a Loan Party.

          "Material Contracts" means (a) "material contracts" as defined in Item 601(b)(10) of Regulations S-K of the rules and regulations of the SEC and (b) each of the following agreements, whether or not covered under clause (a) above:
(i) the Alliance Merger Documents, (ii) the Reincorporation Documents, (iii) the Vendor Agreements, (iv) the SunTrust Documents, (v) the B&N Supply Agreements,
(vi) the Yucaipa Management Agreement and (vii) the Spin-Off Documents.

          "Maturity Date" has the meaning set forth in Section 3.4.

          "Maximum Revolver Amount" means $200,000,000.

          "Merger Documents" means the Alliance Merger Documents and the Reincorporation Documents.

          "Mortgaged Real Property" means Owned Real Property subject to a first priority lien in favor of any Person other than Collateral Agent.

          "Mortgage Reserve" means a reserve in the amount of three-months mortgage payments established by Agent for each Mortgaged Real Property location set forth in Schedule M-1 or any additional Mortgaged Real Property for which a Collateral Access Agreement is required, provided that the reserve established for any such location shall be reduced to zero on the date that Collateral Agent shall receive a Collateral Access Agreement for such location, and provided further that no reserve shall be established for the Mortgaged Real Property of A.E. Land Corp. for the 30 day period following the Closing Date.

          "Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or such equivalent plan under Canadian Employee Benefit Laws to which a Loan Party, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

          "Negotiable Collateral" means letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

          "Net Cash Proceeds" means, with respect to any disposition by any Person or any Subsidiary thereof, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under this Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such disposition, (ii) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, and (iii) taxes paid or payable to any taxing authorities by such Person or such Subsidiary in connection therewith, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate and are properly attributable to such transaction.

          "Obligations" means (a) all loans, Advances, debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrowers' Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Loan Parties to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Loan Parties are required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

          "Originating Lender" has the meaning set forth in Section 14.1(e).

          "Overadvance" has the meaning set forth in Section 2.5.

          "Owned Real Property" means any fee interests in Real Property now owned or hereafter acquired by any Loan Party and the improvements thereto.

          "Parent" has the meaning set forth in the preamble to this Agreement.

          "Participant" has the meaning set forth in Section 14.1(e).

          "Patent Security Agreement" means a patent security agreement executed and delivered by each applicable Loan Party and Collateral Agent, the form and substance of which is satisfactory to Agent.

          "Pay-Off Letter" means a letter, in form and substance satisfactory to Agent, from the GECC Agent to Agent respecting the amount necessary to repay in full all of the obligations of the Loan Parties and their Subsidiaries owing to the GECC Agent and the GECC Lenders and obtain a release of all of the Liens existing in favor of the GECC Agent in and to the assets of Alliance and its Subsidiaries.

          "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto or equivalent entity under Canadian Employee Benefit Laws.

          "Perfection Certificate" means the Perfection Certificate submitted by Agent to Administrative Borrower, together with Borrowers' completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Agent.

          "Permitted Acquisition" means any Acquisition by a Loan Party to the extent that each of the following conditions shall have been satisfied:

               (a) the Administrative Borrower shall have delivered to Agent at least 30 days prior to the consummation of such Acquisition a written notice describing the terms of such Acquisition in reasonable detail, including the identity of the Target, the proposed consideration, and the proposed closing date;

               (b) the Administrative Borrower shall have furnished to Agent, at least 10 Business Days prior to the consummation of such Acquisition,
          (1) a term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition), a draft of the asset purchase agreement, stock purchase agreement or merger agreement (such agreement to be provided in substantially final form at least 2 Business Days prior to the closing of such

          Acquisition), (2) pro forma financial statements of the Parent and its Subsidiaries giving effect to the consummation of such Acquisition,
          (3) a certificate of the chief financial officer of the Parent, demonstrating on a pro forma basis compliance with all covenants set forth in Section 7.18 hereof after giving effect to the consummation of such Acquisition and (4) at the reasonable request of Agent, such other information and documents that any Agent may request;

               (c) (i) within 5 Business Days after the closing date for such Acquisition, the Administrative Borrower shall have furnished to Agent
          (1) the final version and executed counterparts of the primary agreement (or agreements) pursuant to which such Acquisition is consummated, and (2) copies of such other agreements, instruments or other documents as any Agent shall reasonably request, and (ii) the Administrative Borrower shall furnish to Agent, as and when available, a complete set of the agreements, instruments and other documents (including, without limitation, all schedules and exhibits thereto) executed and delivered in connection with such Acquisition;

               (d) (i) to the extent the aggregate consideration paid by the Loan Parties for all Acquisitions consummated by the Loan Parties since the Closing Date exceeds $20,000,000, both (A) the average daily Excess Availability for the 30 consecutive day period immediately prior to the date of such Acquisition and (B) Excess Availability immediately after giving effect to such Acquisition, is at least $50,000,000 and (ii) no Default or Event of Default shall have occurred and be continuing immediately prior to such Acquisition or immediately after giving effect thereto;

               (e) (i) neither the Borrowers nor any of their respective Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the Seller or Sellers or the Target, or other obligation (including contingent obligations) of the Seller or Sellers or the Target (except for (A) obligations incurred in the ordinary course of business of the Target in operating the property so acquired and necessary and desirable to the continued operation of such property, (B) Indebtedness which would be permitted under Section 7.1 hereof and (C) Indebtedness that the Required Lenders otherwise expressly consent to in writing after their review of the terms of the proposed Acquisition), and (ii) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (ii) then concurrently with such Acquisition such Lien shall be released);

               (f) any Subsidiary to be acquired or formed as a result of such Acquisition shall be a Borrower or a Guarantor (as determined by the Agent) and shall be engaged in the same business as the other Loan Parties and such Subsidiary will be a direct wholly-owned Subsidiary of one of the other Loan Parties;

               (g) such Acquisition shall be effected in such a manner so that the acquired Stock or assets are owned by a Borrower or a Guarantor (as determined by the Agent) and, if effected by merger or consolidation involving a Borrower or a Guarantor, a Borrower or Guarantor shall be the continuing or surviving Person; and

               (h) any such Subsidiary shall execute and deliver the agreements, instruments and other documents required by Section 6.15.

          "Permitted Discretion" means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

          "Permitted Dispositions" means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents,
(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (e) sales or other dispositions of any assets by a Borrower to any other Borrower or by a Guarantor to any other Loan Party and (f) the sale of any other asset of a Loan Party that is not Collateral under the Loan Documents.

          "Permitted Holder" means (a) Jonathan Ledecky, his Family Members, and his Family Trusts, and (b) Ronald W. Burkle, his Family Members and his Family Trusts and any other Person in which Ronald W. Burkle, his Family Members or his Family Trusts beneficially owns directly or indirectly more than 50% of the Stock having ordinary voting power for the election of directors or other members of the governing body of such Person or more than 50% of the partnership or other ownership interests of such a Person (other than as a limited partner of such Person).

          "Permitted Investments" means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to a Borrower or any Subsidiary of a Borrower effected in the ordinary course of business or owing to a Borrower or any Subsidiary of a Borrower as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Borrower or any Subsidiary of a Borrower,
(e) guarantees of the Guarantors hereunder and (f) Investments in Subsidiaries that are Loan Parties (not to exceed $1,000,000 in the aggregate in any Fiscal Year in the case of any foreign Subsidiary).

          "Permitted Liens" means (a) Liens held by Collateral Agent, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of Borrowers' business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,
(g) (i) Vendor Liens existing
on the Closing Date, provided that at least 75% of Vendors holding such Liens (determined based on the aggregate accounts payable owing to such Vendors) shall have entered into Vendor Intercreditor Agreements with the Collateral Agent, or agreed to terminate their Liens, not later than 60 days after the Closing Date, and (ii) Vendor Liens arising after the Closing Date which are subject to a Vendor Intercreditor Agreement, (h) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance,
(i) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of business and not in connection with the borrowing of money, (j) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (k) Liens resulting from any judgment or award that is not an Event of Default hereunder,
(l) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof and (m) Liens in favor of the GECC Agent on cash collateral in an aggregate amount not to exceed 105% of the outstanding GECC L/C Liabilities.

          "Permitted Protest" means the right of Administrative Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States or Canadian federal or provincial tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Administrative Borrower or any of its Subsidiaries, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Collateral Agent's Liens.

          "Permitted Purchase Money Indebtedness" means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate amount outstanding at any one time not in excess of $2,500,000.

          "Permitted Real Property Indebtedness" means Indebtedness secured only by Real Property in an aggregate principal amount not to exceed the difference between (x) $20,000,000 and (y) the outstanding principal amount under the SunTrust Real Estate Loan Documents, provided that the holder of such Indebtedness and any Lien on such Real Property shall have (i) agreed that its recourse with respect to such Indebtedness is limited to the Real Property securing such Indebtedness and (ii) executed a Collateral Access Agreement in favor of the Collateral Agent to the extent any Inventory, material Equipment or Books are located on such Real Property, and provided further that after giving effect to such Indebtedness, the Borrower shall be in pro forma compliance with
Section 7.18(a)(ii).

          "Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

          "Personal Property Collateral" means all Collateral other than Real Property.

          "Plan" means any employee benefit plan, program, or arrangement maintained or contributed to by a Loan Party or with respect to which it may incur liability subject to ERISA.

          "Pledge Agreement" means an Amended and Restated Pledge and Security Agreement, in form and substance satisfactory to Agent, executed and delivered by each Loan Party (including the Parent) that owns Stock of a Subsidiary of Parent or that is the holder of any promissory note, in favor of the Collateral Agent for the benefit of the Lender Group and the Bank Product Providers.

          "PPSA" means the Personal Property Security Act of the applicable Canadian province or provinces in respect of the Canadian Guarantors.

          "Primary Source" means Primary Source, Inc., a Delaware corporation.

          "Program Contracts" means standard form agreements that may be used by the Loan Parties in connection with (i) their Advance Pay, Double Advance Pay and Standard RDA Service Programs for collection of retail display allowances in the In-Store Services/Claiming Business Segment and (ii) their Front-End Merchandiser Programs for sales of display fixtures in the In-Store Services/Wire Business Segment.

          "Projections" means Parent's forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a consistent basis with Parent's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

          "Pro Forma Balance Sheet" means a balance sheet of Parent and its Subsidiaries as of the Closing Date, prepared on a pro forma basis to give effect to the Transactions.

          "Pro Rata Share" means, as of any date of determination:

               (a) with respect to a Lender's obligation to make Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender's Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender's Advances by (z) the aggregate outstanding principal amount of all Advances,

               (b) with respect to a Lender's obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender's Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender's Advances by (z) the aggregate outstanding principal amount of all Advances, and

               (c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender's Revolver Commitment, by
     (ii) the aggregate amount of Revolver Commitments of all Lenders; provided, however, that in the event the Revolver Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender's Advances plus such Lender's ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit, by (B) the outstanding principal amount of all Advances plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit.

          "Purchase Money Indebtedness" means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

          "Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrowers and their Subsidiaries that is paid to Agent by wire transfer in immediately available funds on or prior to the Closing Date for deposit into the Agent's Account.

          "Real Property" means any estates or interests in real property now owned or hereafter acquired by any Loan Party or a Subsidiary of any Loan Party and the improvements thereto.

          "Record" means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

          "Reincorporation Documents" means the Reincorporation Merger Agreement and each other document and instrument executed in connection with the Reincorporation Merger, which shall include all schedules, exhibits and annexes thereto.

          "Reincorporation Merger" means the merger of Source Missouri with and into Parent, with Parent being the surviving entity, and the related transactions contemplated by the Reincorporation Merger Agreement. The Reincorporation Merger Agreement provides, among other things, that (i) upon such merger the then existing Stock of Source Missouri shall cease to exist and the holders of such Stock shall cease to have any rights with respect thereto and (ii) the Stock of Source Missouri will be automatically converted into newly issued and outstanding Stock of Parent.

          "Reincorporation Merger Agreement" means the Agreement and Plan of Merger by and among Parent and Source Missouri, dated as of February 28, 2005 as amended on or prior to the Closing Date.

          "Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC Section 9601.

          "Rent Reserve" means a reserve in the amount of three-months rent established by Agent for each Leased Real Property location set forth in Schedule L-1 or any additional Leased Real Property for which a Collateral Access Agreement is required, provided that the reserve established for any such location shall be reduced to zero on the date that Collateral Agent shall receive a Collateral Access Agreement for such location, and provided further that no reserve shall be established for the Leased Real Property of AEC One Stop for the 30 day period following the Closing Date.

          "Replacement Lender" has the meaning set forth in Section 15.2(a).

          "Report" has the meaning set forth in Section 16.17.

          "Reportable Event" means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days' notice to the PBGC is waived under applicable regulations.

          "Required Lenders" means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) equals at least 51%.

          "Reserve Percentage" means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

          "Revolver Commitment" means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

          "Revolver Usage" means, as of any date of determination, the sum of
(a) the then extant amount of outstanding Advances, plus (b) the then extant amount of the Letter of Credit Usage.

          "Risk Participation Liability" means, as to each Letter of Credit, all reimbursement obligations of Borrowers to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrowers, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

          "SEC" means the United States Securities and Exchange Commission and any successor thereto.

          "Securities Account" means a "securities account" as that term is defined in the Code.

          "Security Agreement" means an Amended and Restated Security Agreement, in form and substance satisfactory to Agent, executed and delivered by each Loan Party (including the Parent), other than a Canadian Guarantor, in favor of Collateral Agent for the benefit of Lender Group and the Bank Product Providers.

          "Seller" means any Person that sells Stock of a Target or causes a Target to sell its assets to a Loan Party or a Subsidiary of a Loan Party in a Permitted Acquisition.

          "Settlement" has the meaning set forth in Section 2.3(f)(i).

          "Settlement Date" has the meaning set forth in Section 2.3(f)(i).

          "Solvent" means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person's assets is greater than all of such Person's debts.

          "Source Alliance" means Alligator Acquisition, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent.

          "Source Alliance Subsidiaries" means AEC One Stop, Distribution & Fulfillment Services Group, Inc., a Delaware corporation, A.E. Land Corp., a Delaware corporation, AEC Direct, Inc., a Delaware corporation, and AEC Supermarket Services Group, LLC, a Delaware limited liability company.

          "Source Home" means Source Home Entertainment, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent.

          "Spin-Off Documents" means (i) the Distribution and Separation Agreement, (ii) the Tax Sharing and Indemnification Agreement and (iii) the Transition Service Agreement, each dated as of December 31, 2004, between Alliance and Digital-On-Demand, Inc., a Delaware corporation, and any other agreement, instrument or other document executed and delivered in connection therewith.

          "Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

          "Stockholder's Agreement" means the Stockholder's Agreement dated as of February 28, 2005, between Parent, as successor to Source Missouri, and AEC Associates, as amended on or prior to the Closing Date.

          "Subject Lender" has the meaning set forth in Section 2.14(b).

          "Subordinated Indebtedness" means unsecured Indebtedness of any Loan Party which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents by the execution and delivery of a subordination agreement, in form and substance satisfactory to Agent and the Required Lenders (or to the extent such Indebtedness is incurred in connection with a Permitted Acquisition, in form and substance satisfactory to Agent in its Permitted Discretion), which Indebtedness is on terms and conditions (including, without limitation, payment terms, interest rates, covenants, defaults and other material terms) satisfactory to Agent and Required Lenders (or to the extent such Indebtedness is incurred in connection with a Permitted Acquisition, in form and substance satisfactory to Agent in its Permitted Discretion).

          "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

          "SunTrust Documents" means, collectively, the SunTrust Equipment Loan Documents and the SunTrust Real Estate Loan Documents.

          "SunTrust Equipment Guarantees" means the Agreement of Guaranty made by Alliance Entertainment Corp. in favor of SunTrust Leasing Corporation, dated as of March 20, 2003, and the Agreement of Guaranty made by Distribution & Fulfillment Services Group, Inc. in favor of SunTrust Leasing Corporation, dated as of March 20, 2003.

          "SunTrust Equipment Loan Agreement" means the Loan and Security Agreement, dated as of March 20, 2003, as previously amended, by and between AEC One Stop, as borrower, and SunTrust Leasing Corporation, as lender, pursuant to which SunTrust Leasing Corporation provided Loans (as defined therein) under the Commitment Letters (as defined therein) to AEC One Stop Group, Inc., which Loans have an aggregate original principal amount of $5,151,311.45 as of the Closing Date and are secured by the Equipment (as defined therein) owned by AEC One Stop.

          "SunTrust Equipment Loan Documents" means the SunTrust Equipment Loan Agreement, the SunTrust Equipment Guarantees and the other "Loan Documents" as defined in the SunTrust Equipment Loan Agreement.

          "SunTrust Real Estate Loan Documents" means the Loan Agreement dated as of May 17, 2002, between A.E. Land Corp., as borrower, and SunTrust Bank, as lender, pursuant to which SunTrust Bank provided a loan in the original principal amount of $8,500,000 to A.E. Land Corp., secured by certain real estate owned by A.E. Land Corp., the SunTrust Guaranty and the other "Loan Documents" (as defined therein).

          "SunTrust Real Estate Guaranty" means the Guaranty Agreements delivered by the Affiliate Guarantors (as those terms are defined in the SunTrust Documents) dated as May 17, 2002.

          "Swing Lender" means WFF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent agrees, in such Lender's sole discretion, to become the Swing Lender under Section 2.3(d).

          "Swing Loan" has the meaning set forth in Section 2.3(d)(i).

          "Target" means a Person, the Stock or assets of which are proposed to be acquired pursuant to an Acquisition.

          "Taxes" has the meaning set forth in Section 16.11.

          "Termination Event" means (i) a Reportable Event with respect to any Benefit Plan, (ii) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the
IRC, (iii) the filing of a notice of intent to terminate a Benefit Plan or the treatment of a Benefit Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate a Benefit Plan, (v) any other event or condition which might constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan, or (vi) any equivalent event, action, condition, proceeding or otherwise under Canadian Employee Benefit Laws.

          "Total Commitment" means the aggregate amount of the Revolver Commitments of all Lenders.

          "Trademark Security Agreement" means a trademark security agreement executed and delivered by each applicable Loan Party and Collateral Agent, the form and substance of which is satisfactory to Agent.

          "Transaction Documents" means the Loan Documents, the Alliance Merger Documents and the Reincorporation Documents.

          "Transactions" means the Alliance Merger, the Reincorporation Merger, the extension of this Facility to the Loan Parties and the other transactions contemplated by the Transaction Documents.

          "UCC Filing Authorization Letter" means a letter duly executed by each Loan Party authorizing Collateral Agent to file appropriate financing statements on Form UCC-1 without the signature of such Loan Party, in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests purported to be created by the Loan Documents.

          "Underlying Issuer" means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrowers.

          "Underlying Letter of Credit" means a letter of credit that has been issued by an Underlying Issuer.

          "United States" means the United States of America.

          "US Marketing Services" means Source-U.S. Marketing Services, Inc., a Delaware corporation.

          "Vendor" means each vendor which sells Inventory and extends trade credit to one or more Loan Parties from time to time and has a Lien on any such Inventory.

          "Vendor Agreements" means the Vendor Supply Agreements and the Vendor Security Agreements.

          "Vendor Intercreditor Agreement" means any intercreditor agreement entered into by and between Collateral Agent and a Vendor, in form and substance satisfactory to Agent.

          "Vendor Lien" means a Lien of a Vendor solely on certain Inventory of one or more Eligible Loan Parties as more precisely described in and granted pursuant to the applicable Vendor Security Agreement; provided, however, that any such Inventory subject to a Vendor Lien shall be deemed Eligible Inventory hereunder (subject to the other criteria set forth in the definition of such term) only for the 30 day period following the Closing Date unless Agent shall have received (a) an officer's certificate certifying that, as to such Vendor,
(i) attached thereto are true, correct and complete copies of all applicable Vendor Agreements between such Eligible Loan Parties and such Vendor, and (ii) all such Vendor Agreements are in full force and effect; and (b) a duly executed Vendor Intercreditor Agreement from such Vendor.

          "Vendor Security Agreement" means a security agreement between one or more Eligible Loan Parties and a Vendor, regarding a Lien solely on certain Inventory of one or more Eligible Loan Parties.

          "Vendor Supply Agreement" means each agreement between one or more Eligible Loan Parties and a Vendor regarding current and future trade terms.

          "Voidable Transfer" has the meaning set forth in Section 17.7.

          "Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.

          "WFF" has the meaning set forth in the preamble hereto.

          "WFF Debt" means, at any date, the Maximum Revolver Amount.

          "WFF Debt Ratio" means, at any date, the ratio of (i) WFF Debt at such date, to (ii) EBITDA for the trailing four fiscal quarters most recently ended on or prior to such date.

          "WFF Eligible Foreign Accounts" means Foreign Accounts described in clause (i) or (ii) of the definition thereof that are otherwise Eligible Accounts and meet the criteria established by the Export-Import Bank of the United States, pursuant to which such Bank would be willing to guarantee payment of at least 90% of the Advances made and Letters of Credit issued in respect of such Foreign Accounts pursuant to an EXIM Guaranty, notwithstanding that an EXIM Guaranty has not been executed for such Foreign Accounts. The WFF Eligible Foreign Accounts shall not include the Guaranteed Foreign Accounts.

          "Wood Manufacturing Accounts" means Accounts arising from goods sold and services rendered by the Wood Manufacturing Business Segments of the Loan Parties.

          "Wood Manufacturing Business Segments" means the Wood
Manufacturing/Quincy Business Segment and the Wood Manufacturing/NC Business Segment.

          "Wood Manufacturing/NC Business Segment" means the business and operations of the Loan Parties related to designing and manufacturing custom wood millwork conducted on the Closing Date by the Subsidiaries of Parent named in Part III-A of Schedule S-1.

          "Wood Manufacturing/Quincy Business Segment" means the business and operations of the Loan Parties related to designing and manufacturing custom wood and wire displays for periodicals conducted on the Closing Date by the Subsidiaries of Parent named in Part III-B of Schedule S-1.

          "Yucaipa" means The Yucaipa Companies LLC, a Delaware limited liability company.

          "Yucaipa Management Agreement" means that certain Consulting Agreement dated as of February 28, 2005, between Yucaipa and Parent.

          1.2. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrowers" or the term "Parent" is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

          1.3. CODE. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

          1.4. CONSTRUCTION. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the repayment in full of the

Obligations shall mean the repayment in full in cash of all Obligations other than contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of this Agreement. Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

          1.5. SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

     2.   LOAN AND TERMS OF PAYMENT.

          2.1. REVOLVER ADVANCES.

               (a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances ("Advances") to Borrowers in an amount at any one time outstanding not to exceed such Lender's Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage, or (ii) the Borrowing Base less the Letter of Credit Usage. The parties acknowledge that the Lenders have made "Advances" (as defined in the Existing Loan Agreement) and the Existing Term Loan to the Borrowers under the Existing Loan Agreement, a portion of which remain outstanding on the Closing Date (immediately prior to the effectiveness of this Agreement). Upon the effectiveness of this Agreement and subject to the terms and conditions hereof, each "Advance" (as defined in the Existing Loan Agreement) and the remaining portion of the Existing Term Loan shall automatically be deemed to be an Advance to the Borrowers by the Lenders under this Agreement. Such Advance is sometimes referred to herein as the Existing Loan Facility Advance.

               (b) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that the Loan Parties are required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, (ii) amounts owing by the Loan Parties or their Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Collateral Agent's Liens), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Collateral Agent's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, and (iii) any deterioration in the financial condition or credit quality of Barnes and Noble or Borders, or any other major customer.

               (c) The Lenders with Revolver Commitments shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

               (d) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

          2.2. [INTENTIONALLY OMITTED]

          2.3. BORROWING PROCEDURES AND SETTLEMENTS.

               (a) PROCEDURE FOR BORROWING. Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent (which notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date specifying
(i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that in the case of a request for Swing Loan in an amount of $20,000,000, or less, such notice will be timely received if it is received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date). At Agent's election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such notice and the failure to provide such written confirmation shall not affect the validity of the request.

               (b) AGENT'S ELECTION. Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall elect, in its discretion, (i) to have the terms of Section 2.3(c) apply to such requested Borrowing, or (ii) if the Borrowing is for an Advance, to request Swing Lender to make a Swing Loan pursuant to the terms of Section 2.3(d) in the amount of the requested Borrowing; provided, however, that if Swing Lender declines in its sole discretion to make a Swing Loan pursuant to Section 2.3(d), Agent shall elect to have the terms of Section 2.3(c) apply to such requested Borrowing.

               (c) MAKING OF LOANS.

               (i) In the event that Agent shall elect to have the terms of this
     Section 2.3(c) apply to a requested Borrowing as described in Section 2.3(b), then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent's receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Administrative Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Administrative Borrower's Designated

     Account; provided, however, that, subject to the provisions of Section 2.3(i), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

               (ii) Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, prior to 9:00 a.m. (California time) on the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender's Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender's Advance on the date of Borrowing for all purposes of this Agreement. If such amount made available by Agent to Borrowers is not made available to Agent by such Lender on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

               (iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender's benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender's Advance was funded by the other members of the Lender Group) or, if so directed by Administrative Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender's Advance was not funded by the Lender Group), retain same to be re-advanced to Borrowers as if such Defaulting Lender had made Advances to Borrowers. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Administrative Borrower shall have waived such Defaulting Lender's default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Administrative Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups' or Borrowers' rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

               (d) MAKING OF SWING LOANS.

               (i) In the event Agent shall elect, with the consent of Swing Lender, as a Lender, to have the terms of this Section 2.3(d) apply to a requested Borrowing as described in Section 2.3(b), Swing Lender as a Lender shall make such Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender as a Lender pursuant to this Section 2.3(d) being referred to as a "Swing Loan" and such Advances being referred to collectively as "Swing Loans") available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds to Administrative Borrower's Designated Account. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that no such Swing Loan shall be eligible to be a LIBOR Rate Loan and all payments on any Swing Loan shall be payable to Swing Lender as a Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Swing Loan). Subject to the provisions of Section 2.3(i), Agent shall not request Swing Lender as a Lender to make, and Swing Lender as a Lender shall not make, any Swing Loan if Agent has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in
     Section 3 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Swing Loan.

               (ii) The Swing Loans shall be secured by the Collateral Agent's Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

               (e) AGENT ADVANCES.

               (i) Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent's sole discretion, (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in
     Section 3 have not been satisfied, to make Advances to Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (C) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in
     Section 10 (any of the Advances described in this Section 2.3(e) shall be referred to as "Agent Advances"). Each Agent Advance shall be deemed to be an Advance hereunder, except that no such Agent Advance shall be eligible to be a LIBOR Rate Loan and all payments thereon shall be payable to Agent solely for its own account.

               (ii) The Agent Advances shall be repayable on demand, secured by the Collateral Agent's Liens granted to Agent under the Loan Documents, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

               (iii) The aggregate principal amount of Agent Advances outstanding at any time shall not exceed $10,000,000.

               (f) SETTLEMENT. It is agreed that each Lender's funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Swing Loans, and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

               (i) Agent shall request settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Swing Lender, with respect to each outstanding Swing Loan, (2) for itself, with respect to each Agent Advance, and (3) with respect to Borrowers' or their Subsidiaries' Collections received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the "Settlement Date"). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Agent Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)):
     (y) if a Lender's balance of the Advances (including Swing Loans and Agent Advances) exceeds such Lender's Pro Rata Share of the Advances (including Swing Loans and Agent Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Agent Advances), and (z) if a Lender's balance of the Advances (including Swing Loans and Agent Advances) is less than such Lender's Pro Rata Share of the Advances (including Swing Loans and Agent Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent's Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Agent Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Agent Advances and, together with the portion of such Swing Loans or Agent Advances representing Swing Lender's Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

               (ii) In determining whether a Lender's balance of the Advances, Swing Loans, and Agent Advances is less than, equal to, or greater than such Lender's Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

               (iii) Between Settlement Dates, Agent, to the extent no Agent Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender's Pro Rata Share of the Advances. If, as of any Settlement Date, Collections of Borrowers or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender's Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Agent Advances, and each Lender (subject to the effect of letter agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

               (g) NOTATION. Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Agent Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate. In addition, each Lender is authorized, at such Lender's option, to note the date and amount of each payment or prepayment of principal of such Lender's Advances in its books and records, including computer records.

               (h) LENDERS' FAILURE TO PERFORM. All Advances (other than Swing Loans and Agent Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

               (i) OPTIONAL OVERADVANCES. Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (i) after giving effect to such Advances (including Swing Loans), the outstanding Revolver Usage does not exceed the Borrowing Base by more than $10,000,000, (ii) after giving effect to such Advances (including Swing Loans), the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount, and (iii) at the time of the making of any such Advance (including any Swing Loan), Agent does not believe, in good faith, that the Overadvance created by such Advance will be outstanding for more than 90 days. The foregoing provisions are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers in any way. The Advances and Swing Loans, as applicable, that are made pursuant to this
Section 2.3(i) shall be subject to the same terms and conditions as any other Advance or Swing Loan, as applicable, except that they shall not be eligible for the LIBOR Option and the rate of interest applicable thereto shall be the rate applicable to Advances that are Base Rate Loans under Section 2.6(c) hereof without regard to the presence or absence of a Default or Event of Default.

                         (A) In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the preceding paragraph, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding paragraph. In the event Agent or any Lender disagrees over the terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.

                         (B) Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(f) for the amount of such Lender's Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(i), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

          2.4. PAYMENTS.

               (a) PAYMENTS BY BORROWERS.

               (i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent's Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

               (ii) Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

               (b) APPORTIONMENT AND APPLICATION.

               (i) Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including letter agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent's separate account, after giving effect to any letter agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates. Except as otherwise specifically provided in
     Section 2.4(c), all payments shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied as follows:

                         (A) first, to pay any Lender Group Expenses then due to Agent under the Loan Documents, until paid in full,

                         (B) second, to pay any Lender Group Expenses then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,

                         (C) third, to pay any fees then due to Agent (for its separate accounts, after giving effect to any letter agreements between Agent and the individual Lenders) under the Loan Documents until paid in full,

                         (D) fourth, to pay any fees then due to any or all of the Lenders (after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

                         (E) fifth, to pay interest due in respect of all Agent Advances, until paid in full,

                         (F) sixth, ratably to pay interest due in respect of the Advances (other than Agent Advances) and the Swing Loans until paid in full,

                         (G) seventh, to pay the principal of all Agent Advances until paid in full,

                         (H) eighth, to pay the principal of all Swing Loans until paid in full,

                         (I) ninth, so long as no Event of Default has occurred and is continuing, and at Agent's election (which election Agent agrees will not be made if an Overadvance would be created thereby), to pay amounts then due and owing by Administrative Borrower or its Subsidiaries in respect of Bank Products, until paid in full,

                         (J) tenth, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances until paid in full,

                         (K) eleventh, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full, (ii) to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and those Lenders having a Revolver Commitment, as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage until paid in full, and (iii) to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default until Administrative Borrower's and its Subsidiaries' obligations in respect of the then extant Bank Products have been paid in full or the cash collateral amount has been exhausted,

                         (L) twelfth, if an Event of Default has occurred and is continuing, to pay any other Obligations (including the provision of amounts to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Agent in its Permitted Discretion as the amount necessary to secure Administrative Borrower's and its Subsidiaries' obligations in respect of the then extant Bank Products), and

                         (M) thirteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

               (ii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(f).

               (iii) In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.4(b) shall not be deemed to apply to any payment by Borrowers specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

               (iv) For purposes of the foregoing, "paid in full" means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

               (v) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

               (c) MANDATORY PREPAYMENTS.

               (i) If on any day an Overadvance exists, Borrowers shall immediately pay to Agent an amount equal to such Overadvance in accordance with Section 2.5.

               (ii) Immediately upon any sale or disposition by any Loan Party or its Subsidiaries of property or assets (other than a Permitted Disposition described in clause (b), (c), (d), (e) or (f) of the definition of such term) or the receipt by any Loan Party of the proceeds of any insurance policy with respect to Inventory or condemnation awards with respect to Inventory, Borrowers shall prepay the outstanding principal amount of the Advances in accordance with Section 2.4(d) in an amount equal to 100% of the Net Cash Proceeds or the insurance or condemnation proceeds received by such Person in connection with such sales or dispositions or such casualty or condemnation event to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to Agent as a prepayment of the Advances) for all such sales or dispositions shall exceed $250,000 since the Closing Date. Nothing contained in this subclause (ii) shall permit any Loan Party or any of its Subsidiaries to sell or otherwise dispose of any property or assets other than in accordance with Section 7.4.

               (iii) Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, Borrowers shall prepay the outstanding principal amount of the Advances in accordance with Section 2.4(d) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

               (iv) Upon the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Stock (other than on the Closing Date pursuant to the Alliance Merger Documents or the Reincorporation Documents), the Borrowers shall prepay the outstanding principal amount of the Advances in accordance with Section 2.4(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this subclause (iv) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

               (d) APPLICATION OF PAYMENTS. Each prepayment pursuant to subsection (c) above shall be applied, first, to the Advances and thereafter, shall be held as cash collateral for any issued and outstanding Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage, with the balance paid to the Borrowers.

          2.5. OVERADVANCES. If, at any time or for any reason, the amount of Obligations (other than Bank Product Obligations) owed by Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.12 is greater than either the Dollar or percentage limitations set forth in Section 2.1 or Section 2.12, as applicable (an "Overadvance"), Borrowers immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). In addition, Borrowers hereby promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

          2.6. INTEREST RATES AND LETTER OF CREDIT FEE: RATES, PAYMENTS, AND CALCULATIONS.

               (a) INTEREST RATES. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the applicable LIBOR Rate Margin, and (ii) otherwise, at a per annum rate equal to the Base Rate plus the applicable Base Rate Margin.

               (b) LETTER OF CREDIT FEE. Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any letter agreement between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate per annum equal to (i) in the case of standby Letters of Credit, 2.00% and (ii) in the case of documentary Letters of Credit, 1.50%, in each case, times the Daily Balance of the undrawn amount of all such outstanding Letters of Credit.

               (c) DEFAULT RATE. Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders),

               (i) all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 4 percentage points above the per annum rate otherwise applicable hereunder, and

               (ii) the Letter of Credit fee provided for above shall be increased to 4 percentage points above the per annum rate otherwise applicable hereunder.

               (d) PAYMENT. Except as provided to the contrary in Section 2.12(a), interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrowers hereby authorize Agent, from time to time, without prior notice to Borrowers, to charge such interest and fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), the fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the then extant Bank Product Reserve) to Borrowers' Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded by being charged to Borrowers' Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.

               (e) COMPUTATION. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

               (f) INTENT TO LIMIT CHARGES TO MAXIMUM LAWFUL RATE. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

          2.7. CASH MANAGEMENT.

               (a) Borrowers shall and shall cause each of their Subsidiaries to
(i) establish and maintain cash management services of a type and on terms satisfactory to Agent at one or more of the banks set forth on Schedule 2.7(a) (each a "Cash Management Bank"), and shall request in writing and otherwise take such reasonable steps to ensure that all of their and their Subsidiaries' Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, or to Borrowers for deposit in accordance with Section 2.7(a)(ii), and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to a Cash Management Bank) into a bank account in Collateral Agent's name (a "Cash Management Account") at one of the Cash Management Banks.

               (b) Each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and Borrowers, in form and substance acceptable to Agent. Each such Cash Management Agreement shall provide, among other things, that (i) all items of payment deposited in such Cash Management Account and proceeds thereof are held by such Cash Management Bank as agent or bailee-in-possession for Collateral Agent, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) except as provided in
Section 2.7(f) below, it immediately will forward by daily sweep all amounts in the applicable Cash Management Account to the Agent's Account.

               (c) So long as no Default or Event of Default has occurred and is continuing, Administrative Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be satisfactory to Agent and Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, a Borrower or a Subsidiary of a Borrower, as applicable, and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement. A Borrower or a Subsidiary of a Borrower, as applicable shall close any of their Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent's Permitted Discretion, or as promptly as practicable and in any event within 60 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent's liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent's Permitted Discretion.

               (d) The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which Borrowers hereby grant a Lien to Collateral Agent.

               (e) Each of Canadian Guarantors shall (i) establish and maintain one or more depository accounts, under the dominion and control of Collateral Agent pursuant to a Control Agreement among Collateral Agent, such Canadian Guarantor, and the applicable Canadian financial institution, in form and substance satisfactory to Agent, in respect of its Collections and (ii) instruct all of its Account Debtors to remit all such Collections to such depository accounts. Each of the Canadian Guarantors shall at all times deposit all Collections into such accounts that are received by it from any source promptly, and in any event no later than the first Business Day, after the date of receipt thereof.

               (f) So long as no Event of Default shall have occurred and be continuing, each Canadian Guarantor may use the funds on deposit in its foreign bank accounts for its working capital purposes. During the continuance of an Event of Default, Collateral Agent shall have the right to convert all non-Dollar denominated balances in each Canadian Guarantor's foreign bank accounts into Dollars (at Borrowers' sole expense) and cause all amounts in such accounts to be wired into a DDA or other account subject to a Control Agreement and then wired from such DDA to a Cash Management Account. The arrangements contemplated in Section 2.7(e) and this Section 2.7(f) shall not be modified by any Loan Party without the prior written consent of Agent.

          2.8. CREDITING PAYMENTS; FLOAT CHARGE. The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent's Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Agent's Account on a non-Business

Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day. From and after the Closing Date, Agent shall be entitled to charge Borrowers for one (1) Business Day of 'clearance' or 'float' at the rate then applicable under Section 2.6 to Advances that are Base Rate Loans on all Collections that are received by Borrowers and their Subsidiaries (regardless of whether forwarded by the Cash Management Banks to Agent). This across-the-board one (1) Business Day clearance or float charge on all Collections of Borrowers and their Subsidiaries is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of Borrowers and shall apply irrespective of whether or not there are any outstanding monetary Obligations; the effect of such clearance or float charge being the equivalent of charging interest on such Collections through the completion of a period ending one (1) Business Day after the receipt thereof. The parties acknowledge and agree that the economic benefit of the foregoing provisions of this Section 2.8 shall be for the exclusive benefit of Agent.

          2.9. DESIGNATED ACCOUNT. Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to
Section 2.6(d). Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Administrative Borrower, any Advance, Agent Advance, or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

          2.10. MAINTENANCE OF LOAN ACCOUNT; STATEMENTS OF OBLIGATIONS. Agent shall maintain an account on its books in the name of Borrowers (the "Loan Account") on which Borrowers will be charged with all Advances (including Agent Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers' account, the Letters of Credit issued by Issuing Lender for Borrowers' account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers' account, including all amounts received in the Agent's Account from any Cash Management Bank. Agent shall render statements regarding the Loan Account to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

          2.11. FEES. Borrowers shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among the Lenders in accordance with the terms of letter agreements between Agent and individual Lenders:

               (a) UNUSED LINE FEE. On the first day of each month during the term of this Agreement, an unused line fee in the amount equal to 0.25% per annum times the result of (i) the Maximum Revolver Amount, less (ii) the sum of
(A) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (B) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month,

               (b) FEE LETTER FEES. As and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter, and

               (c) AUDIT, APPRAISAL, AND VALUATION CHARGES. Audit, appraisal, and valuation fees and charges as follows (i) a fee of $800 per day, per auditor, plus out-of-pocket expenses for each financial audit of Borrower performed by personnel employed by Agent, (ii) out-of-pocket expenses for the establishment of electronic collateral reporting systems, (iii) out-of-pocket expenses, for each appraisal of the Collateral, or any portion thereof, performed by personnel employed by Agent, and (iv) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform financial audits of Borrowers or their Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess Borrowers' and their Subsidiaries' business valuation, provided that, in the absence of a continuing Event of Default, the Borrowers shall not be required to pay for more than (i) four (or, in the event that the average Daily Balance of Advances that were outstanding during the immediately preceding twelve-month period, plus the average Daily Balance of the Letter of Credit Usage during such period, is less than $30,000,000, two) financial audits of the Loan Parties in any Fiscal Year of the Parent, and (ii) such number of Inventory appraisals as required pursuant to Section 6.2 hereof.

          2.12. LETTERS OF CREDIT.

               (a) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrowers (each, an "L/C") or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an "L/C Undertaking") with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrowers. To request the issuance of an L/C or an L/C Undertaking (or the amendment, renewal, or extension of an outstanding L/C or L/C Undertaking), Administrative Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such L/C or L/C Undertaking is to expire, the amount of such L/C or L/C Undertaking, the name and address of the beneficiary thereof (or of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such L/C or L/C Undertaking. If requested by the Issuing Lender, Borrowers also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of
Credit:

               (i) the Letter of Credit Usage would exceed the Borrowing Base less the then extant amount of outstanding Advances, or

               (ii) the Letter of Credit Usage would exceed $25,000,000, or

               (iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the then extant amount of outstanding Advances.

Borrowers and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date, including any such letters of credit issued pursuant to the GECC Loan Agreement. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Administrative Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on (i) the Business Day that Administrative Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers' obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(c) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interest may appear.

               (b) Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrowers had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitment, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrowers on the date due as provided in clause (a) of this Section, or of any reimbursement payment required to be refunded to Borrowers for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof. If any such Lender fails to make available to Agent the amount of such Lender's Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

               (c) Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Each Borrower agrees to be bound by the Underlying Issuer's regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender's interpretations of any L/C issued by Issuing Lender to or for such Borrower's account, even though this interpretation may be different from such Borrower's own, and each Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers' instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer. Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group's indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.

               (d) Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender's instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

               (e) Any and all charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by each Borrower that, as of the Closing Date, the usage charge imposed by the prospective Underlying Issuer is .825% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

               (f) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

               (i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

               (ii) there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

               (g) The parties hereto acknowledge and agree that the letters of credit issued under the Existing Loan Facility and outstanding on the Closing Date shall constitute Letters of Credit issued hereunder in accordance with this
Section 2.12 without any further action by any party.

          2.13. LIBOR OPTION.

               (a) INTEREST AND INTEREST PAYMENT DATES. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option (the "LIBOR Option") to have interest on all or a portion of the Advances be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the occurrence of an Event of Default in consequence of which the Required Lenders or Agent on behalf thereof have elected to accelerate the maturity of all or any portion of the Obligations, or
(iii) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Advances bear interest at the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder at the end of the applicable Interest Period or immediately upon acceleration of such LIBOR Rate Loans.

               (b) LIBOR ELECTION.

               (i) Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the "LIBOR Deadline"). Notice of Administrative Borrower's election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders having a Revolver Commitment.

               (ii) Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of acceleration upon an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, "Funding Losses"). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Administrative Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error.

               (iii) Borrowers shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

               (c) PREPAYMENTS. Borrowers may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrowers' and their Subsidiaries' Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b) above.

               (d) SPECIAL PROVISIONS APPLICABLE TO LIBOR RATE.

               (i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Administrative Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

               (ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so. A Lender giving a notice pursuant to this clause (ii) may be replaced to the extent set forth in Section 2.14(b).

               (e) NO REQUIREMENT OF MATCHED FUNDING. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

          2.14. CAPITAL REQUIREMENTS. (a) If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender's or such holding company's capital as a consequence of such Lender's Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods.

               (b) REPLACEMENT OF LENDER. The Borrowers shall be permitted to permanently replace any Lender that delivers a notice pursuant to Section 2.13(d)(ii) or requests reimbursement for amounts owing pursuant to Section 2.14(a) (a "Subject Lender") with one or more substitute Lenders upon at least 5 Business Days prior irrevocable notice and such replacement shall occur within 15 Business Days of the date of such notice. Any such replacement shall be subject to the terms of Section 15.2.

          2.15. JOINT AND SEVERAL LIABILITY OF BORROWERS.

               (a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

               (b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Person composing Borrowers without preferences or distinction among them.

               (c) If and to the extent that any of Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Persons composing Borrowers will make such payment with respect to, or perform, such Obligation.

               (d) The Obligations of each Person composing Borrowers under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Person composing Borrowers enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

               (e) Except as otherwise expressly provided in this Agreement, each Person composing Borrowers hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Person composing Borrowers hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Person composing Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Person composing Borrowers. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Person composing Borrowers to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Person composing Borrowers, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Person composing Borrowers that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Person composing Borrowers under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Person composing Borrowers under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Person composing Borrowers or any Agent or Lender. The joint and several liability of the Persons composing Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of the Persons composing Borrowers or any Agent or Lender.

               (f) Each Person composing Borrowers represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Person composing Borrowers further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Person composing Borrowers hereby covenants that such Borrower will continue to keep informed of Borrowers' financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

               (g) Each of the Persons composing Borrowers waives all rights and defenses arising out of an election of remedies by the Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Agent's or such Lender's rights of subrogation and reimbursement against such Borrower by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise.

               (h) [Intentionally Omitted.]

               (i) The provisions of this Section 2.15 are made for the benefit of the Agent, the Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all of the Persons composing Borrowers as often as occasion therefor may arise and without requirement on the part of any such Agent, Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Persons composing Borrowers or to exhaust any remedies available to it or them against any of the other Persons composing Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this
Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or Lender upon the insolvency, bankruptcy or reorganization of any of the Persons composing Borrowers, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

               (j) Each of the Persons composing Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Persons composing Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agent or the Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

               (k) Each of the Persons composing Borrowers hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

     3.   CONDITIONS; TERM OF AGREEMENT.

          3.1. CONDITIONS PRECEDENT TO THE INITIAL EXTENSION OF CREDIT. The obligation of the Lender Group (or any member thereof) to make the initial Advance (or otherwise to extend any initial credit provided for hereunder), is subject to the fulfillment, to the satisfaction of Agent, of each of the conditions precedent set forth below:

               (a) the Closing Date shall occur on or before February 28, 2005;

               (b) Agent shall have received (i) the UCC Filing Authorization Letter, duly executed by each of the Source Alliance Subsidiaries and (ii) confirmation from a service company utilized by Agent or its counsel that financing statements on Form UCC-1 have been duly filed against each Source Alliance Subsidiary in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement and the Pledge Agreement; Collateral Agent is also authorized to file additional UCC-1 Financing Statement for each Existing Loan Party;

               (c) Agent shall have received each of the following documents (or if so provided in this subsection (c), the Borrowers shall have used commercially reasonable efforts to provide the following documents to Agent on or prior to the Closing Date), in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

               (i) the Loan Parties shall use commercially reasonable efforts to deliver to the Agent on or prior to the Closing Date a Cash Management Agreement with respect to each Cash Management Account owned by the Loan Parties not otherwise subject to a Cash Management Agreement,

               (ii) the Loan Parties shall use commercially reasonable efforts to deliver to the Agent on or prior to the Closing Date a Control Agreement with respect to each Securities Account and Deposit Account owned by the Loan Parties not otherwise subject to a Control Agreement,

               (iii) a Copyright Security Agreement for each Loan Party that owns any registered copyrights or applications therefor, to the extent not already subject to a Copyright Security Agreement in favor of Collateral Agent,

               (iv) the Disbursement Letter,

               (v) the Perfection Certificate,

               (vi) the Fee Letter,

               (vii) to the extent not previously delivered, the Canadian Documents, together with (A) all certificates representing the shares of Stock pledged thereunder, as well as Stock powers with respect thereto endorsed in blank, and (B) all promissory notes pledged thereunder, as well as allonges thereto or other appropriate transfer certificates endorsed in blank,

               (viii) [Intentionally Omitted]

               (ix) the Intercompany Subordination Agreement,

               (x) the Borrowers shall use commercially reasonable efforts to deliver to Collateral Agent on or prior to the Closing Date a Vendor Intercreditor Agreement, duly executed by each Vendor having a Lien on any of the Collateral,

               (xi) a consent, in form and substance reasonably satisfactory to Agent, executed by SunTrust Bank under the SunTrust Real Estate Loan Agreement, pursuant to which SunTrust Bank has consented to the Alliance Merger and the Indebtedness under this Agreement,

               (xii) a Patent Security Agreement for each Loan Party that owns any registered Patents or applications therefor, to the extent not already subject to a Patent Security Agreement,

               (xiii) the Pay-Off Letter, together with UCC termination statements and other documentation evidencing the termination by the GECC Agent of its Liens in and to the properties and assets of Alliance and its Subsidiaries (or written authorization of the GECC Agent for the Collateral Agent to file such UCC termination statements),

               (xiv) the Pledge Agreement, together with (i) all certificates representing the shares of Stock pledged thereunder (to the extent not previously delivered to Collateral Agent), as well as Stock powers with respect thereto endorsed in blank, and (ii) all promissory notes pledged thereunder, together with an allonge for each promissory note (or the written agreement of the GECC Agent to deliver such Stock certificates and promissory notes to the Collateral Agent within three Business Days of the Closing Date, subject to such other terms and conditions as the Collateral Agent may reasonably require),

               (xv) a Trademark Security Agreement for each Loan Party that owns any registered trademarks or applications therefor, to the extent not already subject to a Trademark Security Agreement,

               (xvi) the Security Agreement, and

               (xvii) the Contribution Agreement.

               (d) Agent shall have received (i) a certificate from the Secretary of each Borrower attesting to the resolutions of such Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party and authorizing specific officers of such Borrower to execute the same and (ii) a certificate from the Secretary of the Parent certifying as to the officers authorized to deliver Compliance Certificates;

               (e) Agent shall have received (i) copies of each Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Borrower, or (ii) in the case of an Existing Loan Party, a certification from such Secretary that such Governing Documents have not been amended, supplemented or otherwise modified since October 30, 2003;

               (f) Agent shall have received a certificate from the Secretary of each Guarantor attesting to the resolutions of such Guarantor's Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party and authorizing specific officers of such Guarantor to execute the same;

               (g) Agent shall have received (i) copies of each Guarantor's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Guarantor, or (ii) a certification from such Secretary that such Governing Documents have not been amended, supplemented or otherwise modified since October 30, 2003;

               (h) Collateral Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be satisfactory to Agent;

               (i) Borrowers shall use commercially reasonable efforts to deliver to Collateral Agent on or prior to the Closing Date, to the extent not previously delivered, Collateral Access Agreements with respect to the Leased Real Property set forth in Schedule L-1 and the Mortgaged Real Property set forth in Schedule M-1, except to the extent Agent has established a Rent Reserve or Mortgage Reserve against the Borrowing Base for such Leased Real Property location or Mortgaged Real Property location (as applicable);

               (j) Agent shall have received opinions of Borrowers' and Guarantors' primary outside counsel and in-house counsel in form and substance satisfactory to Agent, including, without limitations, as to the effectiveness of the Alliance Merger and the Reincorporation Merger, and the Borrowers shall use commercially reasonable efforts to provide opinions for such local counsel of the Loan Parties as Agent may reasonably request;

               (k) Agent shall have received a certificate of the chief financial officer of Parent that all tax returns required to be filed by Borrowers and their Subsidiaries have been timely filed and all taxes upon Borrowers and their Subsidiaries or their properties, assets, income, and franchises (including Real Property taxes, sales taxes, payroll taxes and excise taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest or otherwise permitted to remain unpaid under
Section 6.7;

               (l) Borrowers shall use commercially reasonable efforts to provide to Agent such documentation and other information as Agent may reasonably request in connection with its business, legal, and collateral due diligence, including a site-visit appraisal of the Eligible Inventory performed by an Acceptable Appraiser as of a recent date;

               (m) Agent shall have received Borrowers' Closing Date Business Plan;

               (n) Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

               (o) Agent shall have received copies of the most recent phase-I environmental report previously prepared for any Owned Real Property;

               (p) Borrowers and each of their Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrowers or their Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby;

               (q) Agent shall have received copies of each of the Material Contracts identified on Schedule 3.1(q), together with a certificate of an Authorized Officer of Parent certifying each such document as being a true, correct, and complete copy thereof.

               (r) The Alliance Merger, including all of the terms and conditions thereof, shall have been duly authorized by the Board of Directors and (if required by applicable law) the shareholders or members of the parties to the Alliance Merger Agreement, and all Alliance Merger Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect in all respects on and as of the Closing Date; the representations and warranties made by Alliance and the applicable Loan Parties set forth in the Alliance Merger Documents shall be true and correct in all material respects as if made on and as of the Closing Date; each of the material conditions precedent to the obligations of each of the parties to the Alliance Merger Documents to consummate the Alliance Merger as set forth in the Alliance Merger Documents shall have been satisfied in all material respects or waived with the consent of Agent (which consent shall not be unreasonably withheld or delayed) and the Alliance Merger shall be consummated contemporaneously herewith in accordance with any applicable law (including the expiration or termination of any applicable waiting period under the Hart-Scott-

Rodino Act) and the Alliance Merger Documents; and Agent shall have received evidence satisfactory to it as to the foregoing, as to the receipt by all parties to the Alliance Merger Documents of all necessary regulatory, creditor, lessor, and other third-party approvals, and as to compliance with any applicable law to any of such parties.

               (s) The Reincorporation Merger, including all of the terms and conditions thereof, shall have been duly authorized by the Board of Directors and (if required by applicable law) the shareholders or members of the parties to the Reincorporation Documents and all Reincorporation Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect in all respects on and as of the Closing Date; the representations and warranties made by the applicable Loan Parties and Source Missouri set forth in the Reincorporation Documents shall be true and correct in all material respects as if made on and as of the Closing Date; each of the material conditions precedent to the obligations of each of the parties to the Reincorporation Documents to consummate the Reincorporation Transaction as set forth in the Reincorporation Documents shall have been satisfied in all material respects or waived with the consent of Agent (which consent shall not be unreasonably withheld or delayed) and the Reincorporation Merger shall be consummated contemporaneously herewith in accordance with any applicable law and the Reincorporation Documents; and Agent shall have received evidence satisfactory to it as to the foregoing, as to the receipt by all parties to the Reincorporation Documents of all necessary regulatory, creditor, lessor, and other third-party approvals, and as to compliance with any applicable law to any of such parties;

               (t) Agent shall have received (i) a true and correct copy of the Merger Certificates filed in the State of Delaware with respect to the Alliance Merger and the Reincorporation Merger, each certified as of the Closing Date by the Secretary of State of the State of Delaware, and (ii) when available, a true and correct copy of the Articles of Merger filed in the State of Missouri with respect to the Reincorporation Merger, certified as effective as of the Closing Date by the Secretary of State of the State of Missouri;

               (u) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the consummation of the Alliance Merger or the Reincorporation Merger shall have been issued and remain in force by any Governmental Authority against any Loan Party, Alliance or Source Missouri, nor shall any proceeding have been commenced seeking to obtain the same;

               (v) the Loan Parties shall have executed Agent's standard form authorizing Agent to publish a tombstone advertisement with respect to this transaction; and

               (w) all other documents and legal matters in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent in its Permitted Discretion.

          3.2. CONDITIONS SUBSEQUENT TO THE INITIAL EXTENSION OF CREDIT. The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrowers to so perform or cause to be performed constituting an Event of Default):

               (a) To the extent not delivered on or prior to the Closing Date, within 60 days of the Closing Date, deliver to the Agent each of the items described in Section 3.1(c)(i), (c)(ii), (c)(x) and Section 3.1(i).

               (b) To the extent not delivered on or prior to the Closing Date, within 30 days of the Closing Date, deliver to the Agent, each of the items described in Section 3.1(j) and 3.1(l).

               (c) Within 60 days of the Closing Date, Agent shall have received the results of litigation searches with respect to the Loan Parties specified in Schedule L-2 for the jurisdictions specified in such Schedule.

               (d) Within 30 days of the Closing Date, Source Alliance and its Subsidiaries and Source Home shall have implemented the electronic reporting system described in Section 6.2.

               (e) Within 90 days of the Closing Date, Parent and its Subsidiaries (other than Source Alliance and its Subsidiaries and Source Home) shall have implemented the electronic reporting system described in Section 6.2.

               (f) Within 15 days of the Closing Date, Agent shall have received
(i) evidence that the financing statements referred to in clause (ii) of Section 3.1(b) are of record and in effect, (ii) evidence that the financing statements on Form UCC-1 previously filed against Parent, Source Alliance, Source Home and the other Existing Loan Parties remain of record and in effect, and (iv) the results of its UCC, PPSA, judgment and tax lien searches, which searches shall not have revealed any Liens on the assets or properties of the Loan Parties other than Permitted Liens and Liens terminated on the Closing Date.

               (g) Within 15 days of the Closing Date, Agent shall have received a certificate of status with respect to each Borrower, dated as of a date acceptable to Agent, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing in such jurisdiction.

               (h) Within 15 days of the Closing Date, Agent shall have received certificates of status with respect to each Borrower, each dated as of a date acceptable to Agent, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower is in good standing in such jurisdictions.

               (i) Within 15 days of the Closing Date, Agent shall have received a certificate of status with respect to each Guarantor, dated as of a date acceptable to Agent, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such

Guarantor, which certificate shall indicate that such Guarantor is in good standing in such jurisdiction.

               (j) Within 15 days of the Closing Date, Agent shall have received certificates of status with respect to each Guarantor, each dated as of a date acceptable to Agent, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Guarantor) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Guarantor is in good standing in such jurisdictions.

               (k) Within 30 days of the Closing Date, Agent shall have received copies of each of (A) the existing collective bargaining agreements, and (B) any Material Contracts described in clause (a) of the definition of "Material Contracts" and reasonably requested by Agent or its counsel, to the extent not previously delivered, together with a certificate of the Secretary of Parent certifying each such document as being a true, correct, and complete copy thereof.

               (l) Within 30 days of the Closing Date, Agent shall have received an officer's certificate of an Authorized Officer of each applicable Loan Party, certifying that (i) attached thereto is a schedule of all Vendors as of the Closing Date, and (ii) as to each such Vendor which has a Lien on any Inventory which is included or proposed to be included in the Borrowing Base as Eligible Inventory, that (A) attached thereto are true, correct and complete copies of all applicable Vendor Agreements between such Loan Party and such Vendor, and
(B) all such Vendor Agreements are in full force and effect, and Agent shall have received a Vendor Intercreditor Agreement, duly executed by such Vendor.

               (m) Use reasonable commercial efforts to cause SunTrust Leasing Corporation to enter into an intercreditor agreement with the Collateral Agent within 60 days after the Closing Date, pursuant to which Collateral Agent shall be entitled to a second priority Lien on any equipment of AEC One Stop subject to a first priority Lien in favor of SunTrust Leasing Corporation, in form and substance reasonably satisfactory to Agent.

               (n) On or prior to March 21, 2005, deliver to Agent a pro forma consolidated unaudited balance sheet of Parent and its Subsidiaries as of the Closing Date, after giving effect to the Transactions to occur on the Closing Date.

          3.3. CONDITIONS PRECEDENT TO ALL EXTENSIONS OF CREDIT. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

               (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

               (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

               (c) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, Agent, any Lender, or any of their Affiliates; and

               (d) no Material Adverse Change shall have occurred.

          3.4. TERM. This Agreement shall become effective on the Closing Date immediately after the consummation of the Alliance Merger and the Reincorporation Merger and shall continue in full force and effect for a term ending on October 31, 2010 (the "Maturity Date"). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

          3.5. EFFECT OF TERMINATION. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to any outstanding Letters of Credit and including all Bank Products Obligations) immediately shall become due and payable without notice or demand (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Products Obligations). No termination of this Agreement, however, shall relieve or discharge Borrowers or their Subsidiaries of their duties, Obligations, or covenants hereunder and the Collateral Agent's Liens in the Collateral shall remain in effect until all Obligations have been paid in full, except to the extent that the remaining Obligations are cash collateralized in an amount equal to 105% of such Obligations, and the Lender Group's obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and the Lender Group's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Collateral Agent will, at Borrowers' sole expense, execute and deliver any UCC or PPSA termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Collateral Agent's Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

          3.6. EARLY TERMINATION BY BORROWERS. Borrowers have the option, at any time upon 30 days prior written notice by Administrative Borrower to Agent, to terminate this Agreement by paying to Agent, in cash, the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Products Obligations), in full. If Administrative Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrowers shall be obligated to repay the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Products Obligations), in full on the date set forth as the date of termination of this Agreement in such notice.

     4.   [INTENTIONALLY OMITTED.]

     5.   REPRESENTATIONS AND WARRANTIES.

          In order to induce the Lender Group to enter into this Agreement, each Loan Party makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

          5.1. NO ENCUMBRANCES. Each Loan Party and its Subsidiaries has good and indefeasible title to their personal property assets, free and clear of Liens except for Permitted Liens.

          5.2. ELIGIBLE ACCOUNTS. The Eligible Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of Loan Parties' business, owed to Eligible Loan Parties without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation. As to each Account that is identified by Administrative Borrower as an Eligible Account in a borrowing base report submitted to Agent, such Account is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts.

          5.3. BUSINESS SEGMENTS. Schedule S-1 accurately sets forth each Business Segment of the Loan Parties (after giving effect to the Alliance Merger and the Reincorporation Merger) and the Subsidiaries of Parent included in each such Business Segment as of the Closing Date.

          5.4. ELIGIBLE INVENTORY. All of the Eligible Inventory is owned by an Eligible Loan Party, and each such Eligible Loan Party has good and marketable title to such Eligible Inventory, free and clear of all Liens other than Permitted Liens that are junior and subordinate to the Liens in favor of the Collateral Agent or with respect to which Agent has established reserves against the Borrowing Base. As to each item that is identified from time to time by Administrative Borrower as Eligible Inventory, such Inventory is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Inventory.

          5.5. LOCATION OF INVENTORY, EQUIPMENT AND BOOKS. The Inventory, Equipment and Books of Borrowers and their Subsidiaries are located only at, or in-transit between, the locations identified on Schedule 5.5 (as such Schedule may be updated pursuant to Section 6.9), other than Inventory held on consignment by a customer, and the Equipment of the Loan Parties are not stored with a bailee, warehouseman, or similar party, except as set forth on Schedule
5.5. As of the Closing Date, Schedule L-1 sets forth each Leased Real Property location, and Schedule M-1 sets forth each Mortgaged Real Property location, in each case where any of the Loan Parties' Inventory, material Equipment or Books are maintained.

          5.6. INVENTORY RECORDS. Each Loan Party keeps correct, accurate and reasonably detailed records of its and its Subsidiaries' Inventory and the book value thereof.

          5.7. STATE OF INCORPORATION; LOCATION OF CHIEF EXECUTIVE OFFICE; FEIN; ORGANIZATIONAL ID NUMBER; COMMERCIAL TORT CLAIMS.

               (a) The jurisdiction of organization of each Loan Party after giving effect to the Alliance Merger and the Reincorporation Merger is set forth on Schedule 5.7.

               (b) The chief executive office of each Loan Party is located at the address indicated on Schedule 5.7 (as such Schedule may be updated pursuant to Section 6.9).

               (c) Each Loan Party's FEIN and organizational identification number, if any, are identified on Schedule 5.7.

               (d) As of the Closing Date, Loan Parties and their Subsidiaries do not hold any commercial tort claims, except as set forth on Schedule 5.7.

          5.8. DUE ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

               (a) Each Loan Party is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business and in good standing in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.

               (b) Set forth on Schedule 5.8(b), is a complete and accurate description of the authorized capital Stock of each Loan Party (other than Parent), by class, and, as of the Closing Date and after giving effect to the Alliance Merger and the Reincorporation Merger, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of each Loan Party's capital Stock (other than that of Parent), including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

          5.9. DUE AUTHORIZATION; NO CONFLICT.

               (a) As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement, the other Loan Documents and the other Transaction Documents to which it is a party have been duly authorized by all necessary action (including, without limitation, the obtaining of any consent of stockholders or other holders of Stock required by law or by any applicable corporate or other organizational documents) on the part of such Borrower.

               (b) As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement, the other Loan Documents and the other Transaction Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower,
(ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Borrower, other than Permitted Liens, or (iv) require any approval of any Borrower's interestholders or any approval or consent of any Person under any Material Contract of any Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

               (c) Other than the filing of financing statements, the filings contemplated by the Merger Documents, the filing of a notice on form 8-K with the SEC regarding this transaction and filings with the NASDAQ in connection with the issuance of shares contemplated by the Transactions, the execution, delivery, and performance by each Borrower of this Agreement and the other Loan Documents and the other Transaction Documents to which such Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect, and any applicable waiting period under applicable law (including, with respect to the Alliance Merger, the Hart-Scott-Rodino Act) has expired or been terminated in accordance with such law..

               (d) As to each Borrower, this Agreement, the other Loan Documents and the other Transaction Documents to which such Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

               (e) The Collateral Agent's Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

               (f) The execution, delivery, and performance by each Guarantor of the Loan Documents and any other Transaction Document to which it is a party have been duly authorized by all necessary action (including, without limitation, the obtaining of any consent of stockholders or other holders of Stock required by law or by any applicable corporate or other organizational documents) on the part of such Guarantor.

               (g) The execution, delivery, and performance by each Guarantor of the Loan Documents and the other Transaction Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Guarantor, the Governing Documents of such Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on such Guarantor, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of such Guarantor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Guarantor, other than Permitted Liens, or (iv) require any approval of such Guarantor's interestholders or any approval or consent of any Person under any Material Contract of such Guarantor, other than consents or approvals that have been obtained and that are still in force and effect.

               (h) Other than the filing of financing statements, the execution, delivery, and performance by each Guarantor of the Loan Documents and the other Transaction Documents to which such Guarantor is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect, and any applicable waiting period under applicable law (including, with respect to the Alliance Merger, the Hart-Scott-Rodino Act) has expired or been terminated in accordance with such law..

               (i) The Loan Documents and the other Transaction Documents to which each Guarantor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Guarantor will be the legally valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

          5.10. LITIGATION. Other than those matters disclosed on Schedule 5.10, there are no actions, suits, or proceedings pending or, to the best knowledge of Borrowers, threatened against Loan Parties, or any of their Subsidiaries, as applicable, except for (a) matters that are fully covered by insurance (subject to customary deductibles), (b) matters that if decided adversely to any Loan Party could not reasonably be expected to result in liability to the Loan Parties of $2,000,000 individually or in the aggregate for all such matters, and (c) matters arising after the Closing Date that, if decided adversely to Loan Parties, or any of their Subsidiaries, as applicable, reasonably could not be expected to result in a Material Adverse Change.

          5.11. NO MATERIAL ADVERSE CHANGE. All financial statements relating to Loan Parties and their Subsidiaries that have been delivered by Loan Parties to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Loan Parties' and their Subsidiaries' financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Loan Parties and their Subsidiaries since the date of the latest financial statements submitted to the Lender Group on or before the Closing Date. The pro forma consolidated unaudited balance sheet of the Parent and its Subsidiaries as of the Closing Date, after giving effect to the Transactions to occur on the Closing Date, certified by the chief financial officer of the Parent, a copy of which has been furnished to Agent, fairly presents in all material respects the pro forma financial condition of the Parent and its Subsidiaries as at such date based, in part, upon financial information provided by Alliance. Such pro forma consolidated balance sheet is believed by the Parent to be reasonable, has been prepared on a reasonable basis and in good faith by the Parent, and is based on assumptions believed by the Parent to be reasonable and upon the best information reasonably available to the Parent, and the Parent is not aware of any facts or information that would lead it to believe that such pro forma consolidated balance sheet is incorrect or misleading in any material respect.

          5.12. FRAUDULENT TRANSFER.

               (a) Before and after giving effect to the Transactions and each Advance, each Loan Party and each Subsidiary of a Borrower is Solvent.

               (b) No transfer of property is being made by any Loan Party or any Subsidiary of a Loan Party and no obligation is being incurred by any Loan Party or any Subsidiary of a Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Loan Parties or their Subsidiaries.

          5.13. EMPLOYEE BENEFITS.

               (a) None of Loan Parties, any of their Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

               (b) Each Loan Party, each of its Subsidiaries and each ERISA Affiliate have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute.

               (c) No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change.

               (d) No Loan Party or its Subsidiaries or any ERISA Affiliate is required to provide security to any Benefit Plan under Section 401(a)(29) of the IRC.

               (e) No Canadian Guarantor, has, or is subject to, any present or future obligation or liability under, any pension plan, deferred compensation plan, retirement income plan, stock option or stock purchase plan, profit sharing plan, bonus plan or policy, employee group insurance plan, program policy or practice, formal or informal, with respect to its employees.

               (f) All obligations regarding the Employee Plans have been satisfied, there are no outstanding defaults or violations by any part to any Employee Plan and no taxes, penalties or fees are owing or eligible under any of the Employee Plans.

               (g) Each Employee Plan is fully funded or fully insured on both an ongoing and solvency basis.

               (h) Except as set forth in Schedule 5.13, none of the Employee Plans provides benefits to retired employees or to the beneficiaries or dependents of retired employees.

          5.14. ENVIRONMENTAL CONDITION. Except as set forth on Schedule 5.14 or in the phase-I environmental reports previously delivered to Agent, (a) to any Loan Party's knowledge, none of Loan Parties' or their Subsidiaries' properties or assets has ever been used by Loan Parties, their Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to any Loan Party's knowledge, none of Loan Parties' nor their Subsidiaries' properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of Loan Parties nor any of their Subsidiaries have received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Loan Parties or their Subsidiaries, and (d) none of Loan Parties nor any of their Subsidiaries have received a summons, citation, order, notice, notice of Environmental Action, or directive from the Environmental Protection Agency or any other Governmental Authority concerning any action or omission by any Loan Party or any Subsidiary of a Loan Party resulting in the releasing or disposing of Hazardous Materials into the environment.

          5.15. BROKERAGE FEES. Loan Parties and their Subsidiaries have not utilized the services of any broker or finder in connection with obtaining financing from the Lender Group under this Agreement and no brokerage commission or finders fee is payable by Loan Parties or their Subsidiaries in connection herewith.

          5.16. INTELLECTUAL PROPERTY. Each Loan Party and each Subsidiary of a Loan Party owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted. Attached hereto as Schedule 5.16 (as updated from time to time) is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which each Loan Party or one of its Subsidiaries is the owner or is an exclusive licensee.

          5.17. LEASES. Loan Parties and their Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating. All of such leases are valid and subsisting and no material default by Loan Parties or their Subsidiaries exists under any of them.

          5.18. DDAS. Set forth on Schedule 5.18 are all of Loan Parties' and their Subsidiaries' Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (i) the name and address of such Person, and (ii) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

          5.19. COMPLETE DISCLOSURE. All factual information (taken as a whole) furnished by or on behalf of Loan Parties or their Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, the other Transaction Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Loan Parties or their Subsidiaries in writing to the Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Business Plan represents, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent Loan Parties' good faith best estimate of their and their Subsidiaries' future performance for the periods covered thereby.

          5.20. INDEBTEDNESS. Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of each Loan Party outstanding immediately prior to the Closing Date that, after giving effect to the Transactions to occur on the Closing Date, is to remain outstanding after the Closing Date and the aggregate principal amount of such Indebtedness as of the Closing Date.

          5.21. REGULATION U. None of the Loan Parties is nor will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System), and no proceeds of any Advance (or other extension of credit hereunder) will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

          5.22. PERMITS, ETC. Each Loan Party has, and is in compliance with, all permits, licenses, franchises, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and the Real Property currently owned, leased, managed or operated, or to be acquired, by such Person except for such permits, licenses, franchises, authorizations, approvals, entitlements and accreditations the absence of which could not reasonably be expected to result in a Material Adverse Change. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, franchises, authorization, approval, entitlement or accreditation, and to Loan Parties' knowledge, there is no claim that any thereof is not in full force and effect.

          5.23. MATERIAL CONTRACTS.  Each Material Contract set forth in
Schedule 3.1(q) (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to Loan Parties' knowledge, all other parties thereto in accordance with its terms, and
(ii) has not been otherwise amended or modified. No Material Contract is in default due to the action of any Loan Party or, to Loan Parties' knowledge, any other party thereto, except for such defaults that could not reasonably be expected to result in a Material Adverse Change.

          5.24. EMPLOYEE AND LABOR MATTERS. Except in each case where any such matter could not reasonably be expected to result in a Material Adverse Change, there is (a) no unfair labor practice complaint pending or, to Loan Parties' knowledge, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the best knowledge of Loan Parties, threatened against any Loan Party and (c) except for the existing unions set forth on Schedule 5.24, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any of them. Neither any Loan Party nor any ERISA Affiliate of any Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements. All material payments due from any Loan Party on account of workers compensation, wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party.

          5.25. CUSTOMERS AND SUPPLIERS. There exists no actual or, to Loan Parties' knowledge, threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (a) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand or (b) any Loan Party, on the one hand, and any supplier thereof or distributor therefor, on the other hand, which termination, cancellation, limitation, modification or change in any such case could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

          5.26. PAYMENTS TO EMPLOYEES AND OTHER. Each Canadian Guarantor has paid or accrued as a liability on the books of such Canadian Guarantor, all material payments due from any Canadian Guarantor to any employee, independent contractor or Governmental Authority on account of workers' compensation, wages or other compensation and, as applicable, employee health and welfare insurance and other benefits.

          5.27. WITHHOLDINGS AND REMITTANCES. Each Canadian Guarantor has withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Canadian Income Tax Act all amounts required by law to be withheld, including without limitation all payroll deductions required to be withheld, and furthermore, has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. Each Canadian Guarantor has remitted all Canada pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other taxes payable by it in respect of its employees and has remitted such amounts to the proper Governmental Authority within the time required under the applicable law.

          5.28. ALLIANCE MERGER DOCUMENTS; REINCORPORATION DOCUMENTS. The Parent has delivered to the Agent a complete and correct copy of the Alliance Merger Documents and the Reincorporation Documents identified on Schedule 3.1(q), including all schedules and exhibits thereto. The Alliance Merger Documents and the Reincorporation Documents set forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby. No Alliance Merger Document or Reincorporation Document has been amended or otherwise modified in any material respects without the prior written consent of the Agent, which consent shall not to be unreasonably withheld or delayed.

          5.29. CONSUMMATION OF ALLIANCE MERGER AND THE REINCORPORATION MERGER; NO ADVERSE PROCEEDING. All material conditions precedent to the Alliance Merger and the Reincorporation Merger have been satisfied in all material respects or (with the prior written consent of the Agent, which consent not to be unreasonably withheld or delayed) waived, and there has been no breach of any material term or condition of any of the Alliance Merger Documents or the Reincorporation Documents. On the Closing Date, each of the Alliance Merger and the Reincorporation Merger has been consummated in accordance with the applicable Merger Documents and applicable law. No injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the consummation of any of the Transactions shall have been issued and remain in force by any Governmental Authority against any Loan Party, Alliance, Source Missouri, Agent, any Lender, or any of their respective Affiliates, and no proceeding shall have been commenced by any Person seeking the same.

     6.   AFFIRMATIVE COVENANTS.

          Each Loan Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, each Loan Party shall and shall cause each of its respective Subsidiaries to do all of the following:

          6.1. ACCOUNTING SYSTEM. Maintain a system of accounting that enables Loan Parties to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent. Loan Parties also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries' Inventory.

          6.2. COLLATERAL REPORTING. Provide Agent (and if so requested by Agent, with copies for each Lender) with the following documents at the following times in form satisfactory to Agent:

Daily                (a)  a collection journal,

Weekly               (b)  a roll-forward calculation of the Borrowing Base,
                          provided that with respect to Eligible Accounts owing
                          by Canadian Account Debtors, such calculations may, at
                          the option of the Administrative Borrower, be updated
                          on only a monthly basis,

Monthly (not later   (c)  a sales journal and credit register since the last
than the 15th day         such schedule, a report regarding credit memoranda
of each month,            that have been issued since the last such report, and
and provided that         a calculation of the Borrowing Base as of such date,
such reports shall
be provided          (d)  notice of all claims, offsets, or disputes asserted by
weekly at any             Account Debtors with respect to Loan Parties' and
time (i) Excess           their Subsidiaries' Accounts,
Availability has
failed to be at      (e)  a detailed transaction register for cash, sales and
least $50,000,000         credits by Business Segment,
for 30 consecutive
days or (ii) an      (f)  a detailed aging, by total, of the Accounts of Loan
Event of Default          Parties, together with a reconciliation to the
has occurred and          calculation of the Borrowing Base previously provided
is continuing)            to Agent (including detail regarding those Accounts of
                          Loan Parties that are not Eligible Accounts), as well
                          as a roll-forward,

                     (g) a summary aging, by vendor, of Loan Parties' and their Subsidiaries' accounts payable and any book overdraft, together with a report of accrued expenses and general ledger reconciliation,

                     (h) a summary of the Covered Inventory by location and type with a supporting perpetual Covered Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its Permitted Discretion,

                     (i) collateral reports with respect to Loan Parties, including all additions and reductions (cash and non-cash) with respect to the Covered Inventory of Loan Parties accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion,

Monthly (not later   (j)  the results of a desktop appraisal of Source
than the 15th day         Alliance's and its Subsidiaries' and Source Home's
of each month)            Inventory conducted by an Acceptable Appraiser,

                     (k) a detailed report regarding Loan Parties' and their Subsidiaries' cash and Cash Equivalents including an indication of which amounts constitute Qualified Cash,

                     (l) a calculation of Dilution, by Business Segment, for the month most recently ended and for the twelve month periods then ended,

                     (m) a calculation of average Excess Availability for the three-month period then ended,

                     (n) a month-end gross Accounts to net Accounts report for the In-Store Services/Wire Business Segment of the
                          Loan Parties,

                     (o)  a gross receivables aging by job for the In-Store
                          Services/Wire Business Segment of the Loan Parties, and

                     (p)  a reconciliation of the most recent month-end Covered
                          Inventory reports of the Loan Parties to the Loan
                          Parties' general ledger and monthly financial statements delivered pursuant to Section 6.3, accompanied by such supporting detail and documentation as shall be requested by Agent in its Permitted Discretion;

Quarterly            (q)  a detailed list of each Loan Party's and each
                          Subsidiary of a Loan Party's customers,

                     (r) a report regarding each Loan Party's and each Subsidiary of a Loan Party's accrued, but unpaid, ad valorem taxes, and

                     (s) a listing of all new customer or supplier contracts executed by any Loan Party during the prior quarter,

                     (t) the results of a site visit appraisal of the Inventory of Source Alliance and its Subsidiaries and of Source
                          Home conducted by an Acceptable Appraiser,

Upon request by      (u)  copies of invoices in connection with Loan Parties'
Agent                     and their Subsidiaries' Accounts, credit memos,
                          remittance advices, deposit slips, shipping and
                          delivery documents in connection with Loan Parties'
                          and their Subsidiaries' Accounts and, for Equipment
                          acquired by Loan Parties or their Subsidiaries,
                          purchase orders and invoices,

                     (v)  contract reporting in respect of the Wood
                          Manufacturing Business Segment,

                     (w) a report in form and substance satisfactory to the Agent on historical sale-through rates for the Fulfillment Business Segment,

                     (x)  in no event less frequently than fifteen (15) Business
                          Days after the end of each fiscal quarter, with respect to Borrowers' vendor managed Inventory (VMI)
                          Profit Center, (i) to the extent available, a summary of Inventory by location and type with a supporting perpetual Inventory report, and (ii) a trailing twelve months calculation of accounts receivable dilution for the vendor managed Inventory (VMI) Profit Center, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion, and

                     (y) such other reports as to the Collateral or the financial condition of Loan Parties and their Subsidiaries, as Agent may request.

          In addition, Borrowers, at their own expense, shall deliver to Agent the results of each physical verification, if any, which Borrowers or any of their Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory (and, if a Default or an Event of Default shall have occurred and be continuing, Borrowers shall, upon the request of Agent, conduct, and deliver the results of, such physical verifications as Agent may require); Borrowers, at their own expense, shall deliver to Agent such appraisals of its assets as Agent may request at any time after the occurrence and during the continuance of a Default or an Event of Default, such appraisals to be conducted by an appraiser, and in form and substance, satisfactory to Agent. In addition, each Borrower agrees to cooperate fully with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.

          6.3. FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Deliver to Agent, with copies to each Lender:

               (a) as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Parent's fiscal quarters) after the end of each month during each of Parent's Fiscal Years,

               (i) a company prepared balance sheet, income statement, and statement of cash flow covering Parent's and its Subsidiaries' operations during such period, on both a consolidated and consolidating basis and by Business Segment,

               (ii) a certificate signed by the chief financial officer of Parent to the effect that:

                         (A) the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Parent and its Subsidiaries,

                         (B) the representations and warranties of Loan Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and

                         (C) there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrowers have taken, are taking, or propose to take with respect thereto),

               (iii) for each month that is the date on which a financial covenant in Section 7.18 is to be tested, a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 7.18, and

               (iv) a general ledger reconciliation,

               (b) as soon as available, but in any event within 90 days after the end of each of Parent's Fiscal Years, financial statements of Parent and its Subsidiaries for each such Fiscal Year, on both a consolidated and consolidating basis and by Business Segment, audited by independent certified public accountants reasonably acceptable to Agent (it being understood that such audit may be performed and presented on a consolidated basis only) and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants' letter to management),

               (c) as soon as available, but in any event within 30 days prior to the start of each of Parent's Fiscal Years, copies of Loan Parties' Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its sole discretion, for the forthcoming 3 years, year by year, and for the forthcoming Fiscal Year, month by month, on both a consolidated and consolidating basis and by Business Segment, certified by the chief financial officer of Parent as being such officer's good faith best estimate of the financial performance of Parent and its Subsidiaries during the period covered thereby,

               (d) if and when filed by any Loan Party,

               (i) 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

               (ii) any other filings made by any Loan Party with the SEC,

               (iii) copies of Loan Parties' federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service, and

               (iv) any other information that is provided by Parent to its shareholders generally,

               (e) as requested by Agent, satisfactory evidence of payment of applicable excise taxes in each jurisdiction in which (i) any Loan Party or any Subsidiary of a Loan Party conducts business or is required to pay any such excise tax, (ii) where any Loan Party's or any Subsidiary of a Loan Party's failure to pay any such applicable excise tax would result in a Lien on the properties or assets of such Loan Party or such Subsidiary, or (iii) where any Loan Party's or any Subsidiary of a Loan Party's failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change,

               (f) as soon as a Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Loan Parties propose to take with respect thereto,

               (g) promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on any Loan Party or any Subsidiary of a Loan Party, notice of all actions, suits, or proceedings brought by or against any Loan Party or any Subsidiary of a Loan Party before any Governmental Authority which, if determined adversely to such Loan Party or such Subsidiary, reasonably could be expected to result in a Material Adverse Change,

               (h) (i) promptly and in any event (A) within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Benefit Plan has occurred, (B) within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that any other Termination Event with respect to any Benefit Plan has occurred, or (C) within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the IRC or the equivalent provision under any federal, state, local or foreign counterparts or equivalents thereof with respect to a Benefit Plan, a statement of an Authorized Person setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate propose to take with respect thereto, (ii) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan,

(iii) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by Agent, copies of each Schedule B (Actuarial Information) or the federal, state, local or foreign equivalent thereof to the annual report (Form 5500 Series) or the federal, state, local or foreign equivalent thereof with respect to each Benefit Plan and Multiemployer Plan, (iv) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the IRC or the equivalent provision under any federal, state, local or foreign counterparts or equivalents thereof has not been made when due with respect to a Benefit Plan, (v) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of any material withdrawal liability under Section 4202 of ERISA or the equivalent provision under any federal, state, local or foreign counterparts or equivalents thereof or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA or the equivalent provision under any federal, state, local or foreign counterparts or equivalents thereof, and (vi) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof send notice of a plant closing or mass layoff (as defined in the Worker Adjustment and Retraining Notification Act) to employees, copies of each such notice sent by any Loan Party or any ERISA Affiliate thereof,

               (i) immediately upon obtaining knowledge thereof, notice of the termination of any Material Contract or any material changes in the terms of any Material Contract or any material breach or material default thereunder,

               (j) concurrently with delivery or receipt of any material notice, demand, report, statement or other document delivered to or received from any Person in connection with the Alliance Merger or the Reincorporation Merger, a copy of the same (unless otherwise required to be delivered hereunder), and

               (k) upon the request of Agent, any other report reasonably requested relating to the financial condition of Loan Parties or their Subsidiaries.

In addition to the financial statements referred to above, Loan Parties agree to deliver financial statements prepared on both a consolidated and consolidating basis and agree that no Subsidiary of Parent will have a Fiscal Year different from that of Parent, provided that each of IPD, Huck NC and Huck Quincy may have the Fiscal Year specified in the definition of such term. Loan Parties agree to cooperate with Agent to allow Agent to consult with their independent certified public accountants if Agent reasonably requests the right to do so and that, in such connection, their independent certified public accountants are authorized to communicate with Agent and to release to Agent whatever financial information concerning Loan Parties or their Subsidiaries that Agent reasonably may request.

          6.4. GUARANTOR REPORTS. Cause each Guarantor to deliver its annual financial statements at the time when Parent provides its audited financial statements to Agent, but only to the extent such Guarantor's financial statements are not consolidated with Parent's financial statements, and copies of all federal income tax returns as soon as the same are available and in any event no later than 30 days after the same are required to be filed by law.

          6.5. RETURNS. Cause returns and allowances as between Loan Parties and their Subsidiaries and their Account Debtors, to be on the same basis and in accordance with the usual customary practices of Loan Parties and their Subsidiaries, as they exist at the time of the execution and delivery of this Agreement.

          6.6. MAINTENANCE OF PROPERTIES. Maintain and preserve all of their properties which are necessary or useful in the proper conduct to their business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

          6.7. TAXES. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Loan Parties, their Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that (i) the validity of such assessment or tax shall be the subject of a Permitted Protest or (ii) the aggregate amount payable for all such assessments and taxes does not exceed $1,000,000. Loan Parties will and will cause their Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, provincial and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that the applicable Loan Party or Subsidiary of a Loan Party has made such payments or deposits.

          6.8. INSURANCE.

               (a) At Loan Parties' expense, maintain insurance respecting their and their Subsidiaries' assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Loan Parties also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Loan Parties shall deliver copies of all such policies to Agent with a satisfactory lender's loss payable endorsement naming Agent as sole loss payee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days' prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.

               (b) Administrative Borrower shall give Collateral Agent prompt notice of any loss covered by such insurance. Collateral Agent shall have the exclusive right to adjust any losses claimed under any such insurance policies in excess of $2,500,000 (or in any amount after the occurrence and during the continuation of an Event of Default), without any liability to Loan Parties whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Collateral Agent to be applied at the option of the Required Lenders either to the prepayment of the Obligations or shall be disbursed to Administrative Borrower under staged payment terms reasonably satisfactory to the Required Lenders for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.

               (c) Loan Parties shall not, and shall not suffer or permit their Subsidiaries to, take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Collateral Agent is included thereon as named insured with the loss payable to Collateral Agent under a lender's loss payable endorsement or its equivalent. Administrative Borrower immediately shall notify Collateral Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Collateral Agent.

          6.9. LOCATION OF INVENTORY AND EQUIPMENT. Keep Loan Parties' and their Subsidiaries' Inventory and material Equipment only at the locations identified on Schedule 5.5 and their chief executive offices only at the locations identified on Schedule 5.7(b); provided, however, that Administrative Borrower may amend Schedule 5.5 and Schedule 5.7(b) so long as such amendment occurs by written notice to Agent not less than 30 days prior to the date on which such Inventory or material Equipment is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States, and so long as, at the time of such written notification, the applicable Loan Party provides Collateral Agent a Collateral Access Agreement for each Leased Real Property or Mortgaged Real Property used in the manufacturing, warehousing and distribution operations of the Loan Parties.

          6.10. COMPLIANCE WITH LAWS. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

          6.11. LEASES. Pay when due all rents and other amounts payable under any leases to which any Loan Party or any Subsidiary of a Loan Party is a party or by which any Loan Party's or any Subsidiary of a Loan Party's properties and assets are bound, unless (a) such payments are the subject of a Permitted Protest or (b) such location is not the corporate headquarters of the Loan Parties or a location where any books or records with respect to Collateral or any Collateral with a fair market value of more than $500,000 is located and the failure to make such payment could not reasonably be expected to result in a Material Adverse Change.

          6.12. EXISTENCE. At all times preserve and keep in full force and effect each Loan Party's and each Subsidiary of a Loan Party's valid existence and good standing and any rights and franchises material to their businesses, except as otherwise permitted under Section 7.3.


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

          6.13. ENVIRONMENTAL.

               (a) (i) Keep any property either owned or operated by any Loan Party or any Subsidiary of a Loan Party free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (ii) comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (iii) promptly notify Agent of any release of a Hazardous Material of any reportable quantity from or onto property owned or operated by any Loan Party or any Subsidiary of a Loan Party and take and complete any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and permit Collateral Agent (at the direction of Agent) to participate in the resolution thereof if so requested by Collateral Agent, in accordance with subsection (b) below, (iv) promptly, but in any event within 5 days of its receipt thereof, provide Agent with written notice of any of the following: (A) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party or any Subsidiary of a Loan Party, (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any Subsidiary of a Loan Party, and (C) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

               (b) [Intentionally Omitted]

               (c) Upon reasonable prior written notice and at the direction of Agent, the Collateral Agent shall have the right, except as otherwise provided under Leases, at all reasonable times during normal business hours to enter upon and inspect all or any portion of the Real Property, provided that such inspections shall not unreasonably interfere with the operation or the tenants, residents or occupants of the Real Property.

          6.14. DISCLOSURE UPDATES. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the affect of amending or modifying this Agreement or any of the Schedules hereto.

          6.15. FORMATION OF SUBSIDIARIES. Within 5 Business Days after the time that any Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Borrower or such Guarantor shall (a) cause such new Subsidiary to provide to Agent a joinder to this Agreement and a Security Agreement, together with such other guaranty and security documents, as well as appropriate UCC-1 financing statements and PPSA registration statements, all in form and substance satisfactory to Agent (including being sufficient to grant Collateral Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Collateral Agent a pledge agreement and appropriate certificates and powers or UCC-1 financing statements or PPSA registration statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Agent, and (c) provide to Agent all other documentation, including one or more opinions of counsel satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.15 shall be a Loan Document.

     7. NEGATIVE COVENANTS.

          Each Loan Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, such Loan Party will not and will not permit any of its Subsidiaries to do any of the following:

          7.1. INDEBTEDNESS. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

               (a) Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit;

               (b) Indebtedness set forth on Schedule 5.20;

               (c) Permitted Purchase Money Indebtedness;

               (d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent's Permitted Discretion, materially impair the prospects of repayment of the Obligations by Loan Parties or materially impair Loan Parties' creditworthiness,
(ii) such refinancings, renewals, or extensions do not result in an increase in the then extant principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended or add one or more Loan Parties as liable with respect thereto if such additional Loan Parties were not liable with respect to the original Indebtedness, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Loan Party, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment or in lien priority to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must be include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended;

               (e) endorsement of instruments or other payment items for deposit;

               (f) Indebtedness composing Permitted Investments;

               (g) Subordinated Indebtedness;

               (h) other unsecured Indebtedness in an aggregate principal amount outstanding at any time not to exceed $2,500,000;

               (i) Indebtedness under Hedge Agreements incurred in the ordinary course of business of the Loan Parties consistent with prudent business practice and not for speculative purposes;

               (j) guaranties of Indebtedness permitted under this Section 7.1;

               (k) the GECC L/C Liabilities, but not any extension or renewal thereof and provided that such liabilities are secured only by cash collateral in an amount not to exceed 105% of the aggregate amount of such liabilities;

               (l) Permitted Real Property Indebtedness; and

               (m) Indebtedness under the SunTrust Equipment Loan Documents secured only by equipment acquired with financing under such facility in an aggregate principal amount not to exceed (i) prior to the effectiveness of the intercreditor agreement referred to in Section 3.2(m), $5,151,311.45, and (ii) on and after the effectiveness of such intercreditor agreement, and so long as it continues in effect, $10,000,000.

          7.2. LIENS. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of the Collateral, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

          7.3. RESTRICTIONS ON FUNDAMENTAL CHANGES.

               (a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock except (i) on the Closing Date, the Alliance Merger and the Reincorporation Merger, (ii) for a Permitted Acquisition and (iii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, upon the not less than 30 days' prior written notice to Agent, the merger or consolidation of any Guarantor with or into another Loan Party, or of any Borrower (other than Parent) with or into another Borrower.

               (b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), provided that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, upon not less than 30 days' prior written notice to Agent, any Borrower (other than Parent) and any Guarantor may dissolve itself so long as all of its assets are transferred to a Borrower (if the dissolving entity is a Borrower) or a Guarantor, in each case subject to the Lien of the Collateral Agent.

               (c) Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.

          7.4. DISPOSAL OF ASSETS. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of the assets of any Loan Party or any Subsidiary of a Loan Party.

          7.5. CHANGE NAME. Except for the Alliance Merger and the Reincorporation Merger, change any Loan Party's or any Subsidiary of a Loan Party's name, FEIN, organizational identification number, state of organization, or organizational identity; provided, however, that a Loan Party or a Subsidiary of a Loan Party may change its name upon at least 30 days' prior written notice by Administrative Borrower to Agent of such change and so long as, at the time of such written notification, such Loan Party or such Subsidiary provides any financing statements necessary to perfect and continue perfected Collateral Agent's Liens.

          7.6. NATURE OF BUSINESS. Make any change in the principal nature of their business.

          7.7. PREPAYMENTS AND AMENDMENTS. Except in connection with a refinancing permitted by Section 7.1(d),

               (a) voluntarily prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or any Subsidiary of a Loan Party, other than (i) the Obligations in accordance with this Agreement and (ii) so long as no Event of Default shall have occurred or would result therefrom, Permitted Indebtedness outstanding on the Closing Date (or for which a commitment exists as of the Closing Date) as set forth on Schedule 7.1 but excluding Subordinated Indebtedness, or

               (b) directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 7.1(b), (c) or (g).

          7.8. CHANGE OF CONTROL. Cause, permit, or suffer, directly or indirectly, any Change of Control.

          7.9. CONSIGNMENTS. Other than for the Fulfillment Business Segments, consign any of their Inventory. Notwithstanding the foregoing, Inventory sold on consignment shall not be deemed Eligible Inventory unless the consignee has executed a Consignment Agreement, each in form and substance satisfactory to Agent (subject to the other criteria set forth in the definition of Eligible Inventory).

          7.10. DISTRIBUTIONS. Other than (i) distributions or declaration and payment of dividends by a Loan Party to another Loan Party, (ii) the Transactions to occur on the Closing Date and (iii) in connection with the Alliance Merger, payment for fractional shares and payment to dissenting shareholders, make any distribution or declare or pay any dividends (in cash or other property, other than Common Stock) on, or purchase, acquire, redeem, or retire any of any Loan Party's Stock, of any class, whether now or hereafter outstanding.

          7.11. ACCOUNTING METHODS. Modify or change their Fiscal Year or their method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Loan Parties' or their Subsidiaries' accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding Loan Parties' and their Subsidiaries' financial condition.

          7.12. INVESTMENTS. Except for Permitted Investments, Permitted Acquisitions and the Transactions to occur on the Closing Date, directly or indirectly, enter into any Acquisition, or make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Administrative Borrower and its Subsidiaries shall not have Permitted Investments (other than in the Cash Management Accounts) in Deposit Accounts or Securities Accounts in an aggregate amount in excess of $50,000 outstanding at any one time unless Administrative Borrower or its Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements or similar arrangements governing such Permitted Investments in order to perfect (and further establish) the Collateral Agent's Liens in such Permitted Investments. Subject to the foregoing proviso, Loan Parties shall not, and shall not permit their Subsidiaries to, establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

          7.13. TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Loan Party except for transactions that are in the ordinary course of Loan Parties' business, upon fair and reasonable terms, that are fully disclosed to Agent, and that are no less favorable to Loan Parties than would be obtained in an arm's length transaction with a non-Affiliate.

          7.14. SUSPENSION. Suspend or go out of a substantial portion of their business, other than in connection with a sale or other disposition permitted under Section 7.4 or a transaction described in and permitted by Section 7.3.

          7.15. [INTENTIONALLY OMITTED].

          7.16. USE OF PROCEEDS. Use the proceeds of the Advances for any purpose other than (a) on the Closing Date, (i) to repay in full the outstanding principal of the GECC Loans, accrued interest thereon, and accrued fees and expenses owing to the GECC Lenders and GECC Agent under the GECC Loan Documents (including posting cash collateral for the outstanding letters of credit thereunder), (ii) to make the Existing Loan Facility Advance in accordance with
Section 2.1(a) and (iii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the other Transaction Documents and the transactions contemplated hereby and thereby (including, without limitation, the payment for fractional shares and payment to dissenting shareholders) and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes, including for the Borrowers' working capital and general corporate purposes and to finance Permitted Acquisitions.

          7.17. EQUIPMENT WITH BAILEES. Store any Equipment of the Loan Parties or their Subsidiaries with a fair market value in excess of $25,000 at any time now or hereafter with a bailee, warehouseman, or similar party without Agent's prior written consent.

          7.18. FINANCIAL COVENANTS.

               (a) Fail to maintain or achieve:

               (i) MINIMUM EBITDA. EBITDA, measured on a quarter-end basis for the applicable period set forth below of at least the applicable amount set forth below opposite such period:

                    Applicable Period                  Applicable Amount
                    -----------------                  -----------------
     One (1) quarter period ending April 30, 2005         $ 9,379,776
     Two (2) quarter period ending July 31, 2005          $19,345,788
     Three (3) quarter period ending October 31, 2005     $29,898,036
     Four (4) quarter period ending January 31, 2006      $58,623,600
     Four (4) quarter period ending April 30, 2006        $60,579,344
     Four (4) quarter period ending July 31, 2006         $62,657,322
     Four (4) quarter period ending October 31, 2006      $64,857,534
     Four (4) quarter period ending January 31, 2007      $70,847,000

          For each remaining period, as follows: Upon receipt of the Projections required to be delivered to the Agent pursuant to Section 6.3(c), the Parent and the Agent shall negotiate in good faith to determine the minimum EBITDA for the Parent and its Subsidiaries as of the end of each period of four (4) fiscal quarters ending on a date covered by such Projections and, in the event that (x) the Parent and the Agent are unable to agree upon the amount of such minimum EBITDA on or before the date that is 30 days after the date that the Agent has received such Projections, or (y) the Parent fails to deliver Projections in accordance with Section 6.3(c), the minimum required EBITDA for each period of four (4) fiscal quarters ending on a date covered by such Projections shall be $80,000,000.

               (ii) FIXED CHARGE COVERAGE RATIO. A Fixed Charge Coverage Ratio, measured on a quarter-end basis for each period of four fiscal quarters of at least 1.1 to 1.0.

               (b) Permit:

               (i) WFF DEBT RATIO. The WFF Debt Ratio measured on a quarter-end basis for each period of four fiscal quarters (commencing with the fiscal quarter ending January 31, 2006) to exceed 2.5 to 1.0.

               (c) Make:

               (i) CAPITAL EXPENDITURES. Capital expenditures (excluding expenditures made for Permitted Acquisitions) in any Fiscal Year in excess of $19,300,000.

          7.19. BUSINESS SEGMENTS. Make any changes with respect to the Business Segments of the Loan Parties, and the identities of the Subsidiaries included in each such Business Segment, from the structure set forth in Schedule S-1.

     8.   EVENTS OF DEFAULT.

          Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

          8.1. If Borrowers fail to pay when due and payable or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations); provided, however, that in the case of Overadvances that are caused by charging of interest, fees, or Lender Group Expenses to the Loan Account, such event shall not constitute an Event of Default if, within 3 Business Days of their receipt of telephonic notice of such Overadvance, Borrowers eliminate such Overadvance;

          8.2. If any Loan Party:

               (a) fails to perform, keep, or observe any term, provision, covenant, or agreement contained in Sections 2.7, 3.2, 6.7, 6.8, 6.10, 6.12, 6.15, 6.16 or 7.1 through 7.19 of this Agreement;

               (b) fails or neglects to perform, keep, or observe (i) any term, provision, covenant, or agreement contained in Sections 6.2 or 6.3, of this Agreement and such failure continues for a period of 5 Business Days or (ii) any term, provision, covenant, or agreement contained in Sections 6.5, 6.6, 6.9, 6.11, and 6.14 of this Agreement and such failure continues for a period of 15 Business Days; or

               (c) fails or neglects to perform, keep, or observe any other term, provision, covenant, or agreement contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents); in each case, other than any such term, provision, covenant, or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days;

provided that, during any period of time that any such failure or neglect referred to in this paragraph exists, even if such failure or neglect is not yet an Event of Default, Lenders shall be relieved of their obligation to extend credit hereunder

          8.3. If any material portion of any Loan Party's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

          8.4. If an Insolvency Proceeding is commenced by any Loan Party or any Subsidiary of a Loan Party;

          8.5. If an Insolvency Proceeding is commenced against any Loan Party or any Subsidiary of a Loan Party, and any of the following events occur: (a) the applicable Loan Party or Subsidiary consents to the institution of the Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, each member of the Lender Group shall be relieved of its obligations to extend credit hereunder, (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, each member of the Lender Group shall be relieved of its obligation to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Loan Party or any Subsidiary of a Loan Party, or (e) an order for relief shall have been entered therein;

          8.6. If any Loan Party or any Subsidiary of a Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

          8.7. (a) If a notice of Lien is filed of record with respect to a Loan Party's assets or any of its Subsidiaries' assets by the United States or any department, agency, or instrumentality thereof (a "Federal Lien"), or by any state, county, municipal, or governmental agency and such state, county, municipal, or governmental agency Lien has priority over the Liens of the Collateral Agent in and to the Collateral or any portion thereof (a "Non-Federal Priority Lien"), and in either case the aggregate amount claimed with respect to any such Lien is in excess of $1,000,000; or

               (b) If a notice of Lien is filed of record with respect to a Loan Party' assets or any of its Subsidiaries' assets by any state, county, municipal, or governmental agency that is not a Non-Federal Priority Lien (a "Non-Federal Non-Priority Lien"); provided, however, that, if the aggregate amount claimed with respect to any such Non-Federal Non-Priority Liens, or combination thereof, is less than $1,000,000, an Event of Default shall not occur under this subsection if the claims that are the subject of such Liens are the subject of Permitted Protests and if the Liens are released, discharged, or bonded against within 30 days of each such Lien first being filed of record or, if earlier, at least 5 days prior to the date on which assets that are subject to such Liens are subject to being sold or forfeited and, in any such case, Lender shall have the absolute right to establish and maintain a reserve against the Borrowing Base and the Maximum Revolver Amount in an amount equal to the aggregate amount of the underlying claims (determined by Agent, in its Permitted Discretion, and irrespective of any Permitted Protests with respect thereto and including any penalties or interest that are estimated by Agent, in its Permitted Discretion, to arise in connection therewith);

          8.8. If a judgment or other claim becomes a Lien or encumbrance upon any material portion of any Loan Party's or any Subsidiary of a Loan Party's properties or assets;

          8.9. (i) If there is a default in any Material Contract to which any Loan Party or any Subsidiary of a Loan Party is a party and such default results in a right by the other party thereto, irrespective of whether exercised, to terminate such agreement or (ii) any Loan Party shall fail to pay any principal of or interest or premium on any of its Indebtedness (excluding Indebtedness evidenced by this Agreement), to the extent that the aggregate principal amount of all such Indebtedness exceeds $1,500,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required payment or prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

          8.10. If any Loan Party or any Subsidiary of a Loan Party makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

          8.11. If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or Record made to the Lender Group by any Loan Party, any Subsidiary of a Loan Party, or any officer, employee, agent, or director of any Loan Party or any Subsidiary of a Loan Party;

          8.12. If the obligation of any Guarantor under any Guaranty is limited or terminated by operation of law or by such Guarantor thereunder except in connection with a transaction permitted under Section 7.3;

          8.13. If any Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby;

          8.14. Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party or any Subsidiary of a Loan Party, or a proceeding shall be commenced by any Loan Party or any Subsidiary of a Loan Party, or by any Governmental Authority having jurisdiction over any Loan Party or any Subsidiary of a Loan Party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party or any Subsidiary of a Loan Party shall deny that it has any liability or obligation purported to be created under any Loan Document,

          8.15. If any Loan Party or any of its Subsidiaries or any of their ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, such Loan Party or any of its Subsidiaries or such ERISA Affiliate incurs a withdrawal liability in an annual amount exceeding $500,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof, a Loan Party's or such Subsidiary's, or such ERISA Affiliate's annual contribution requirement with respect to such Multiemployer Plan increases in an annual amount exceeding $500,000; or

          8.16. If any Termination Event with respect to any Benefit Plan shall have occurred, and, 30 days thereafter, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Benefit Plan's vested benefits exceeds the then current value of assets allocable to such benefits in such Benefit Plan by more than $500,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971
or 4975 of the Code, the liability is in excess of such amount).

     9.   THE LENDER GROUP'S RIGHTS AND REMEDIES.

          9.1. RIGHTS AND REMEDIES. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by
Borrowers:

               (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

               (b) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and the Lender Group;

               (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Collateral Agent's Liens in the Collateral and without affecting the Obligations; and

               (d) The Lender Group shall have all other rights and remedies available to it at law or in equity pursuant to any other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in
Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Loan Parties or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon, and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Loan Parties.

          9.2. REMEDIES CUMULATIVE. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

     10.  TAXES AND EXPENSES.

          If any Loan Party fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its Permitted Discretion and without prior notice to any Loan Party, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves in Borrowers' Loan Account as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

     11.  WAIVERS; INDEMNIFICATION.

          11.1. DEMAND; PROTEST; ETC. Each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any such Loan Party may in any way be liable.

          11.2. THE LENDER GROUP'S LIABILITY FOR COLLATERAL. Each Loan Party hereby agrees that: (a) so long as the Lender Group complies with its obligations, if any, under the Code, Agent and Collateral Agent shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Loan Parties.

          11.3. INDEMNIFICATION. Each Loan Party shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them
(a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Loan Parties' compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, Loan Parties shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Loan Parties were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Loan Parties with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

          11.4. ENVIRONMENTAL INDEMNITY. Without limiting Section 11.3 hereof, each Borrower shall pay, indemnify, defend, and hold harmless each Indemnified Person against any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liability (including strict liability), losses, damages, costs and expenses (including reasonable legal fees and expenses, consultant fees and laboratory fees), arising out of (a) any releases or threatened releases of any Hazardous Materials (i) at any property presently or formerly owned or operated by any Loan Party or any Subsidiary of a Loan Party, or any predecessor in interest, or (ii) generated and disposed of by a Loan Party or any Subsidiary of a Loan Party, or any predecessor in interest;
(b) any violations of Environmental Laws; (c) any Environmental Action relating to a Loan Party or any Subsidiary of a Loan Party, or any predecessor in interest; (d) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by a Loan Party or any Subsidiary of a Loan Party, or any predecessor in interest; and (e) any breach of any warranty or representation regarding environmental matters made by the Loan Parties in any Loan Document.

     12.  NOTICES.

          Unless otherwise provided in this Agreement, all notices or demands by Loan Parties or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Administrative Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Loan Parties in care of Administrative Borrower or to Agent, as the case may be, at its address set forth below:

          If to Administrative   SOURCE INTERLINK COMPANIES, INC.
          Borrower:              27500 Riverview Center Blvd.
                                 Suite 400
                                 Bonita Springs, Florida
                                 Attn: Marc Fierman and Douglas Bates
                                 Fax No. 239-949-7689

          with copies to:        COHEN & GRIGSBY, P.C.
                                 11 Stanwix Street
                                 15th Floor
                                 Pittsburgh, PA 15222-3115
                                 Attn.: Jack W. Elliott, Esq.
                                 Fax: 412.209.0672

          If to Agent or
          Collateral Agent:      WELLS FARGO FOOTHILL, INC.
                                 1000 Abernathy Road, Suite 1450
                                 Atlanta, Georgia 30328
                                 Attn: Business Finance Manager
                                 Fax No. 770-508-1375

          with copies to:        SCHULTE ROTH & ZABEL LLP
                                 919 Third Avenue
                                 New York, New York 10022
                                 Attn: Daniel V. Oshinsky, Esq.
                                 Fax No. 212-593-5955

          Agent and Administrative Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this
Section 12, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Each Loan Party acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

     13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

          (A) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          (B) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. LOAN PARTIES AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(B).

          (C) LOAN PARTIES AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. LOAN PARTIES AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     14. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

          14.1. ASSIGNMENTS AND PARTICIPATIONS.

               (a) Any Lender may assign and delegate to one or more assignees (each an "Assignee") that are Eligible Transferees all, or any ratable part of all, of the Obligations, the

Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $10,000,000; provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance, and (iii) the assignor Lender or Assignee has paid to Agent for Agent's separate account a processing fee in the amount of $5,000. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.

               (b) From and after the date that Agent notifies the assignor Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee,
(i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrowers and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Section 16 and Section 17.8 of this Agreement.

               (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

               (d) Immediately upon Agent's receipt of the required processing fee payment and the fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

               (e) Any Lender may at any time, with the written consent of Agent, sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a "Participant") participating interests in its Obligations, the Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents (provided that no written consent of Agent shall be required in connection with any sale of any such participating interests by a Lender to an Eligible Transferee); provided, however, that (i) the Originating Lender shall remain a "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums; and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Collateral Agent, Borrowers, Guarantors, the Collections of Borrowers or their Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

               (f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of
Section 17.8, disclose all documents and information which it now or hereafter may have relating to Borrowers and their Subsidiaries and their respective businesses.

               (g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR Section 203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

          14.2. SUCCESSORS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrowers may not assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by any Borrower is required in connection with any such assignment.

     15.  AMENDMENTS; WAIVERS.

          15.1. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Loan Parties therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Administrative Borrower (on behalf of all Loan Parties) and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby, Administrative Borrower (on behalf of all Loan Parties) and Agent, do any of the following:

               (a) increase or extend any Commitment of any Lender,

               (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

               (c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

               (d) change the percentage of the Commitments that is required to take any action hereunder,

               (e) amend or modify this Section or any provision of the Agreement providing for consent or other action by all Lenders,

               (f) release Collateral other than as permitted by Section 16.12,

               (g) change the definition of "Required Lenders" or "Pro Rata Share",

               (h) contractually subordinate any of the Collateral Agent's Liens, except that the Collateral Agent may enter into an intercreditor agreement with SunTrust Leasing Corporation to obtain a second priority Lien on certain equipment owned by AEC One Stop which is subject to a first priority security interest in favor of SunTrust Leasing Corporation,

               (i) release any Borrower or Guarantor from any obligation for the payment of money, or

               (j) change the definition of Borrowing Base or the definitions of Eligible Accounts, Eligible Inventory, or Maximum Revolver Amount or change
Section 2.1(b); or

               (k) amend any of the provisions of Section 16.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, Issuing Lender, or Swing Lender, affect the rights or duties of Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Loan Parties, shall not require consent by or the agreement of Loan Parties.

          15.2. REPLACEMENT OF LENDER. If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender ("Holdout Lender") fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a "Replacement Lender"), and the Holdout Lender shall have no right to refuse to be replaced hereunder. In addition, a Subject Lender may be replaced with one or more Replacement Lenders to the extent set forth in Section 2.14(b), and the Subject Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender or Subject Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

          Prior to the effective date of any such replacement, the Holdout Lender or Subject Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance Agreement, subject only to the Holdout Lender or Subject Lender, as applicable, being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata

Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender or Subject Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender or Subject Lender (as applicable) shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender or Subject Lender shall be made in accordance with the terms of Section 14.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender or Subject Lender (as applicable) hereunder and under the other Loan Documents, the Holdout Lender or Subject Lender (as applicable) shall remain obligated to make the Holdout Lender's or Subject Lender's (as applicable) Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

          15.3. NO WAIVERS; CUMULATIVE REMEDIES. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or, any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Loan Parties of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

     16.  AGENT AND COLLATERAL AGENT; THE LENDER GROUP.

          16.1. APPOINTMENT AND AUTHORIZATION OF AGENT AND COLLATERAL AGENT. Each Lender hereby designates and appoints WFF as Agent under this Agreement and the other Loan Documents to which Agent is a party and hereby designates and appoints WFF as Collateral Agent under the Loan Documents to which WFF is a party, and each Lender hereby irrevocably authorizes Agent and Collateral Agent to execute and deliver each such other Loan Document on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent or Collateral Agent (as the case may be) by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent and Collateral Agent agree to act as such on the express conditions contained in this Section 16. The provisions of this Section 16 (other than the proviso to Section 16.11(d)) are solely for the benefit of Agent, Collateral Agent and the Lenders, and Loan Parties and their Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, neither Agent nor Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall Agent or Collateral Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent or Collateral Agent; it being expressly understood and agreed that the use of the words "Agent" and "Collateral Agent" are for convenience only, that WFF is merely the representative of the Lenders, and only has the


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

contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, each of Agent and Collateral Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent or Collateral Agent (as the case may be) expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent and Collateral Agent, Lenders agree that each of Agent and Collateral Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Loan Parties and their Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Loan Parties and their Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management accounts as Agent or Collateral Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Loan Parties and their Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Loan Parties, the Obligations, the Collateral, the Collections of Loan Parties and their Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent or Collateral Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents. The appointment of the Collateral Agent pursuant hereto shall be in place of that certain Intercreditor and Collateral Agency Agreement executed and delivered pursuant to the Existing Loan Agreement, and such Intercreditor and Collateral Agency Agreement is hereby terminated.

          16.2. DELEGATION OF DUTIES. Each of Agent and Collateral Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Agent nor Collateral Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

          16.3. LIABILITY OF AGENT AND COLLATERAL AGENT. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Loan Party or any Subsidiary or Affiliate of any Loan Party, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of Loan Parties or the books or records or properties of any of Loan Parties' Subsidiaries or Affiliates.

          16.4. RELIANCE BY AGENT AND COLLATERAL AGENT. Agent and Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent or Collateral Agent. Agent and Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent or Collateral Agent (as applicable) shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent or Collateral Agent (as applicable) shall act, or refrain from acting, as it deems advisable. If Agent or Collateral Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent and Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

          16.5. NOTICE OF DEFAULT OR EVENT OF DEFAULT. Neither Agent nor Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders and Collateral Agent of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders, Agent and Collateral Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to
Section 16.4, Agent shall take such action, and direct Collateral Agent to take such action, with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

          16.6. CREDIT DECISION. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent or Collateral Agent hereinafter taken, including any review of the affairs of Loan Parties and their Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent and Collateral Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Loan Parties and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Loan Parties. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Loan Parties and any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Loan Parties and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

          16.7. COSTS AND EXPENSES; INDEMNIFICATION. Each of Agent and Collateral Agent may incur and pay Lender Group Expenses to the extent Agent or Collateral Agent (as the case may be) reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Loan Parties are obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Each of Agent and Collateral Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Loan Parties and their Subsidiaries received by Agent or Collateral Agent (as the case may be) to reimburse Agent or Collateral Agent (as the case may be) for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent or Collateral Agent (as the case may be) is not reimbursed for such costs and expenses from the Collections of Loan Parties and their Subsidiaries received by Agent or Collateral Agent (as the case may be), each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent or Collateral Agent (as the case may be) for the amount of such Lender's Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Loan Parties and without limiting the obligation of Loan Parties to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent and Collateral Agent upon demand for such Lender's Pro Rata Share of any costs or out-of-pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent or Collateral Agent (as the case may be)in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement

(whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent or Collateral Agent is not reimbursed for such expenses by or on behalf of Loan Parties. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent or Collateral Agent.

          16.8. AGENT AND COLLATERAL AGENT IN INDIVIDUAL CAPACITY. WFF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFF were not Agent or Collateral Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, WFF or its Affiliates may receive information regarding Loan Parties or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Loan Parties or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms "Lender" and "Lenders" include WFF in its individual capacity.

          16.9. SUCCESSOR AGENT. Any or both Agent and Collateral Agent may resign as Agent or Collateral Agent upon 45 days' notice to the Lenders. If Agent or Collateral Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent or Collateral Agent (as applicable) for the Lenders. If no successor Agent or Collateral Agent (as applicable) is appointed prior to the effective date of the resignation of Agent or Collateral Agent (as applicable), Agent may appoint, after consulting with the Lenders, a successor Agent or Collateral Agent (as applicable). If either Agent or Collateral Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent or Collateral Agent (as applicable) with a successor Agent or Collateral Agent (as applicable) from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent or Collateral Agent (as applicable) hereunder, such successor Agent or Collateral Agent (as applicable) shall succeed to all the rights, powers, and duties of the retiring Agent or Collateral Agent (as applicable) and the term "Agent" or "Collateral Agent" (as applicable) shall mean such successor Agent or Collateral Agent (as applicable) and the retiring Agent's or Collateral Agent's appointment, powers, and duties as Agent or Collateral Agent (as applicable) shall be terminated. After any retiring Agent's or Collateral Agent's resignation hereunder as Agent or Collateral Agent (as applicable), the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent or Collateral Agent (as applicable) under this Agreement. If no successor Agent or Collateral Agent (as applicable) has accepted appointment as Agent or Collateral Agent (as applicable) by the date which is 45 days following a retiring Agent's or Collateral Agent's (as applicable) notice of resignation, the retiring Agent's or Collateral Agent's (as applicable) resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent or Collateral Agent (as applicable) hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.


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

          16.10. LENDER IN INDIVIDUAL CAPACITY. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Loan Parties and their Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Loan Parties or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Loan Parties or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender not shall be under any obligation to provide such information to them. With respect to the Swing Loans and Agent Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of the Agent.

          16.11. WITHHOLDING TAXES.

               (a) If any Lender is a "foreign person" within the meaning of the IRC and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the IRC, such Lender agrees with and in favor of Agent and Borrowers, to deliver to Agent and Administrative Borrower:

               (i) if such Lender claims an exemption from withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a "bank" as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of a Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to a Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower;

               (ii) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower;

               (iii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the first payment of any interest is due under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower;

               (iv) such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees promptly to notify Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

               (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender, such Lender agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender. To the extent of such percentage amount, Agent will treat such Lender's IRS Form W-8BEN as no longer valid.

               (c) If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

               (d) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

               (e) All payments made by Borrowers hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense, except as required by applicable law other than for Taxes (as defined below). All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States) or by any political subdivision or taxing authority thereof or therein (other than of the United States) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of a Lender, or (ii) to the extent that such tax results from a change in the circumstances of the Lender, including a change in the residence, place of organization, or principal place of business of the Lender, or a change in the branch or lending office of the Lender participating in the transactions set forth herein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as

"Taxes"). If any Taxes are so levied or imposed, each Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any note, including any amount paid pursuant to this Section 16.11(e) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts payable to Agent or any Lender (i) that is not organized under the laws of the United States, if such Person fails to comply with the other requirements of this Section 16.11, or (ii) if the increase in such amount payable results from Agent's or such Lender's own willful misconduct or gross negligence. Borrowers will furnish to Agent as promptly as possible after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrowers.

          16.12. COLLATERAL MATTERS.

               (a) The Lenders hereby irrevocably authorize each of Agent and Collateral Agent, at its option and in its sole discretion, to release or authorize the release of any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Loan Parties of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Agent and Collateral Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party or its Subsidiaries owned any interest at the time the Collateral Agent's Lien was granted nor at any time thereafter, or (iv) constituting property leased to a Loan Party or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, neither Agent nor Collateral Agent will execute and deliver or authorize any release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Administrative Borrower at any time, the Lenders will confirm in writing Agent's or Collateral Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) neither Agent nor Collateral Agent shall be required to execute any document necessary to evidence such release on terms that, in Agent's or Collateral Agent's opinion, would expose Agent or Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Loan Parties in respect
of) all interests retained by Loan Parties, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

               (b) Neither Agent nor Collateral Agent shall have any obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrowers or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent or Collateral Agent pursuant to any of the Loan


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

Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, each of Agent and Collateral Agent may act in any manner it may deem appropriate, in its sole discretion given its own interest in the Collateral in its capacity as one of the Lenders and that Agent and Collateral Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

          16.13. RESTRICTIONS ON ACTIONS BY LENDERS; SHARING OF PAYMENTS.

               (a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Loan Parties or any deposit accounts of Loan Parties now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

               (b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or
(2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

          16.14. AGENCY FOR PERFECTION. Collateral Agent hereby appoints Agent and each other Lender as its agent (and Agent and each Lender hereby accepts such appointment) for the purpose of perfecting the Collateral Agent's Liens in assets which, in accordance with Article 9 of the Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver possession or control of such Collateral to Collateral Agent or in accordance with Agent's instructions.

          16.15. PAYMENTS BY AGENT TO THE LENDERS. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.

Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

          16.16. CONCERNING THE COLLATERAL AND RELATED LOAN DOCUMENTS. Each member of the Lender Group authorizes and directs Agent and/or Collateral Agent, as applicable, to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent and/or Collateral Agent in accordance with the terms of this Agreement and the other Loan Documents relating to the Collateral and the exercise by Agent and/or Collateral Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

          16.17. FIELD AUDITS AND EXAMINATION REPORTS; CONFIDENTIALITY; DISCLAIMERS BY LENDERS; OTHER REPORTS AND INFORMATION. By becoming a party to this Agreement, each Lender:

               (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit, examination report or appraisal (each a "Report" and collectively, "Reports") prepared by Agent, and Agent shall so furnish each Lender with such Reports,

               (b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

               (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Loan Parties and will rely significantly upon the Books, as well as on representations of Loan Parties' personnel,

               (d) agrees to keep all Reports and other material, non-public information regarding Loan Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.8, and

               (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Loan Parties, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Loan Parties to

Agent that has not been contemporaneously provided by Loan Parties to such Lender, and, upon receipt of such request, Agent shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Loan Parties, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Administrative Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Administrative Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

          16.18. SEVERAL OBLIGATIONS; NO LIABILITY. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts or any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

     17.  GENERAL PROVISIONS.

          17.1. EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Loan Parties, Agent, and each Lender whose signature is provided for on the signature pages hereof.

          17.2. SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

          17.3. INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender Group or Loan Parties, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

          17.4. SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

          17.5. AMENDMENTS IN WRITING. This Agreement only can be amended by a writing in accordance with Section 15.1.

          17.6. COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

          17.7. REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by any Borrower or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

          17.8. CONFIDENTIALITY. The Agent, Collateral Agent and the Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrowers and their Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent, Collateral Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (b) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.8,
(c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Administrative Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent, Collateral Agent or the Lenders),
(f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender's interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 17.8 shall survive for 2 years after the payment in full of the Obligations. Anything contained herein or in any other Loan Document to the contrary notwithstanding, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated hereby, shall not apply to the federal tax structure or federal tax treatment of such transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the federal tax structure and federal tax treatment of such transactions (including all written materials related to such tax structure and tax treatment). The preceding sentence is intended to cause the transactions contemplated hereby to not be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the IRC, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the tax structure of the transactions contemplated hereby or any tax matter or tax idea related thereto.

          17.9. INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

          17.10. PARENT AS AGENT FOR BORROWERS. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the "Administrative Borrower") which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, (b) the Lender Group's relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.10 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

     18.  GUARANTY.

          18.1. GUARANTY; LIMITATION OF LIABILITY. Each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of Borrowers now or hereafter existing under any Loan Document, whether for principal, interest fees, expenses or otherwise (such obligations, to the extent not paid by Borrowers, being the "Guaranteed Obligations"), and agrees to pay any and all reasonable expenses (including reasonable counsel fees and expenses) incurred by Agent, Collateral Agent and Lenders in enforcing any rights under the guaranty set forth in this Section 18. Without limiting the generality of the foregoing, the Guarantors' liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by Borrowers to Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Borrower.

          18.2. GUARANTY ABSOLUTE. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Lenders with respect thereto. The obligations of each Guarantor under this Section 18 are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Borrower or whether any Borrower is joined in any such action or actions. The liability of each Guarantor under this Section 18 shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

               (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

               (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or otherwise;

               (c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

               (d) any change, restructuring or termination of the corporate structure or existence of any Borrower or Guarantor; or

               (e) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by Lenders that might otherwise constitute a defense available to, or a discharge of, any Guarantor, any Borrower or any other guarantor or surety.

This Section 18 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Lenders or any other Person, all as though such payment had not been made.

          18.3. WAIVER. Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Section 18 and any requirement that Collateral Agent, Agent or Lenders exhaust any right or take any action against Borrowers or any other Person or any Collateral. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 18 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Section 18, and acknowledges that this Section 18 is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

          18.4. CONTINUING GUARANTY; ASSIGNMENTS. This Section 18 is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this Section 18 and the Maturity Date, (b) be binding upon each Guarantor, their respective successors and assigns and (c) inure to the benefit of and be enforceable by Agent, Collateral Agent and Lenders and its successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its loans owing to it and any note held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 14.1.

          18.5. SUBROGATION. No Guarantor will exercise any rights that it may now or hereafter acquire against any Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this Section 18, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Lenders against any Borrower or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this
Section 18 shall have been paid in full in cash and this Agreement shall have terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Section 18 and the termination of this Agreement, such amount shall be held in trust for the benefit of Lenders and shall forthwith be paid to Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Section 18, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Section 18 thereafter arising. If (i) any Guarantor shall make payment to Lenders of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Section 18 shall be paid in full in cash and (iii) this Agreement has terminated, Lenders will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

          18.6. JOINT AND SEVERAL OBLIGATIONS. All of the Guaranteed Obligations of the Guarantors hereunder and the other Loan Documents are joint and several. Lenders may, in their sole and absolute discretion, enforce the provisions hereof against any of the Guarantors, and shall not be required to proceed against all Guarantors jointly or seek payment from the Guarantors ratably.

          18.7. JUDGMENT CURRENCY. The specification under this Agreement of US Dollars and payment in New York City is of the essence. Each Guarantor's obligations hereunder and under the other Loan Documents to make payments in US Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than US Dollars, except to the extent that such tender or recovery results in the effective receipt by Lender Group and Agent of the full amount of US Dollars expressed to be payable to the Agent and Lender Group under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment in any court, it is necessary to convert into or from any currency other than US Dollars (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in US Dollars, the rate of exchange used shall be that at which Lender Group or Agent could, in accordance with normal banking procedures, purchase US Dollars with the Judgment Currency on the Business Day preceding that on which final judgment is given. The obligation of each Guarantor in respect of any such sum due from it to Lender Group or Agent hereunder shall, notwithstanding any judgment in such Judgment Currency, be discharged only to the extent that, on the Business Day immediately following the date on which Lender Group or Agent receives any sum adjudged to be so due in the Judgment Currency, Lender Group or Agent may, in accordance with normal banking procedures, purchase US Dollars with the Judgment Currency. If the US Dollars so purchased are less than the sum originally due to Agent or Lender Group in US Dollars, each Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Lender Group and the Agent against such loss, and if the US Dollars so purchased exceed the sum originally due to Lender Group or the Agent in US Dollars, the applicable Lender and Agent severally agree to remit to such Guarantor such excess.

          18.8. CONFLICTS.  Solely with respect to the Canadian Guarantors, this
Section 18 is intended to supplement, but not replace or amend, the Canadian Guaranty, and in the case of any conflict or inconsistency between any terms of this Section 18, on the one hand, and the Canadian Guaranty, on the other hand, then the terms of the Canadian Guaranty shall be controlling.

          19. NO NOVATION. Each Existing Loan Party hereby (i) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect without modification or replacement, except as expressly set forth herein or therein, and is hereby ratified and confirmed in all respects except that on and after the Closing Date all references in any such Loan Document to "the Loan Agreement," "thereto," "thereof," "thereunder" or words of like import referring to the Existing Loan Agreement shall mean the Existing Loan Agreement as amended and restated by this Agreement and (ii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Collateral Agent a security interest in or Lien on, any Collateral as security for the obligations of the Borrowers or the Guarantors from time to time existing in respect of the Existing Loan Agreement and the Loan Documents, such pledge, assignment and/or grant of the security interest or Lien is hereby ratified and confirmed in all respects and shall continue to secure the Obligations hereunder.

                           [Signature page to follow.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                        BORROWERS:

                                        SOURCE INTERLINK COMPANIES, INC.
                                        a Delaware corporation,
                                        as successor by merger to
                                        SOURCE INTERLINK COMPANIES, INC.,
                                        a Missouri corporation

                                        SOURCE U.S. MARKETING SERVICES, INC.
                                        a Delaware corporation

                                        BRAND MANUFACTURING CORP.
                                        a New York corporation

                                        SOURCE-MYCO, INC.
                                        a Delaware corporation

                                        SOURCE-YEAGER INDUSTRIES, INC.
                                        a Delaware corporation

                                        SOURCE-HUCK STORE FIXTURE COMPANY
                                        a Delaware corporation

                                        HUCK STORE FIXTURE COMPANY OF NORTH
                                        CAROLINA
                                        a North Carolina corporation

                                        INTERNATIONAL PERIODICAL DISTRIBUTORS,
                                        INC.
                                        a Nevada corporation

                                        SOURCE INTERLINK INTERNATIONAL INC.
                                        a Delaware corporation

                                        PRIMARY SOURCE, INC.
                                        a Delaware corporation

                                        SOURCE HOME ENTERTAINMENT, INC.
                                        a Delaware corporation


                                        By: /s/ Marc Fierman
                                            ------------------------------------
                                            Name: Marc Fierman
                                            Title: Executive Vice President &
                                            Chief Financial Officer

                                        ALLIGATOR ACQUISITION LLC
                                        as successor by merger to
                                        ALLIANCE ENTERTAINMENT CORP.,
                                        a Delaware corporation

                                        By: SOURCE INTERLINK COMPANIES, INC.
                                            its sole member


                                        By: /s/ Marc Fierman
                                            ------------------------------------
                                            Name: Marc Fierman
                                            Title: Executive Vice President &
                                            Chief Financial Officer


                                        AEC ONE STOP GROUP, INC.
                                        a Delaware corporation


                                        By: /s/ Marc Fierman
                                            ------------------------------------
                                            Name: Marc Fierman
                                            Title: Executive Vice President &
                                            Chief Financial Officer


                                        AEC SUPERMARKET SERVICES GROUP, LLC
                                        a Delaware limited liability company

                                        By: AEC ONE STOP GROUP, INC.
                                            its sole member


                                        By: /s/ Marc Fierman
                                            ------------------------------------
                                            Name: Marc Fierman
                                            Title: Executive Vice President &
                                            Chief Financial Officer

                                        GUARANTORS:

                                        THE SOURCE-CANADA CORP.
                                        an Ontario corporation

                                        SOURCE INTERLINK CANADA INC.
                                        a British Columbia corporation

                                        SOURCE-CHESTNUT DISPLAY SYSTEMS, INC.
                                        a Delaware corporation

                                        T.C.E. CORPORATION
                                        a Delaware corporation

                                        VAIL COMPANIES, INC.
                                        a Delaware corporation

                                        THE INTERLINK COMPANIES, INC.
                                        a Delaware corporation

                                        DAVID E. YOUNG, INC.
                                        a New York corporation


                                        By: /s/ Marc Fierman
                                            ------------------------------------
                                            Name: Marc Fierman
                                            Title: Executive Vice President &
                                            Chief Financial Officer


                                        DISTRIBUTION & FULFILLMENT SERVICES
                                        GROUP, INC.,
                                        a Delaware corporation

                                        A.E. LAND CORP.
                                        a Delaware corporation

                                        AEC DIRECT, INC.
                                        a Delaware corporation


                                        By: /s/ Marc Fierman
                                            ------------------------------------
                                            Name: Marc Fierman
                                            Title: Executive Vice President &
                                            Chief Financial Officer

                                        WELLS FARGO FOOTHILL, INC.
                                        a California corporation, as Agent and
                                        Collateral Agent and as a Lender


                                        By: /s/ Dennis J. Rebman
                                            ------------------------------------
                                            Name: Dennis J. Rebman
                                            Title: Vice President